Exhibit 2.1

SHARE PURCHASE AGREEMENT

Between

UNIVERSAL AMERICAN FINANCIAL CORP.

- and -

PENNSYLVANIA LIFE INSURANCE COMPANY

as Seller

- and -

LA CAPITALE ASSUREUR DE L’ADMINISTRATION
PUBLIQUE INC.

- and -

GMF ASSURANCES S.A.

as Buyer

Dated August 31, 2006

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2

1.1	Definitions	2
1.2	Statutes	10
1.3	Generally Accepted Accounting Principles	10
1.4	Headings	11
1.5	Number and Gender	11
1.6	Entire Agreement	11
1.7	Amendment	11
1.8	Waiver of Rights	11
1.9	Schedules	11
1.10	Governing Law	12
1.11	Currency	13
1.12	Tender	13
1.13	Performance on Holidays	13
1.14	Calculation of Time	13
1.15	Third Party Beneficiaries	13
1.16	Identity of Buyer and Seller	13
1.17	Knowledge of the Seller	14

ARTICLE 2 PURCHASE AND SALE OF SHARES		14

2.1	Purchase and Sale of Shares and Provision of Non-Competition Agreement	14
2.2	Closing	14
2.3	Holdback Amount in Trust	15

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		15

3.1	Representations and Warranties of the Seller	15
3.1.1	Corporate Matters	15
3.1.2	Authorized and Issued Capital of the Company and the Subsidiary	16
3.1.3	Title to Shares	17
3.1.4	Subsidiary	17
3.1.5	No Options	17
3.1.6	Absence of Conflicting Agreements	17
3.1.7	Consents, Approvals	18
3.1.8	The Financial Statements	18
3.1.9	Undisclosed Liabilities	19
3.1.10	Absence of Changes	19
3.1.11	Absence of Unusual Transactions	19
3.1.12	Tax Matters	21
3.1.13	Contracts	22
3.1.14	Required Filings	22

3.1.15	Absence of Guarantees	22
3.1.16	Restrictions on Business	23
3.1.17	Compliance with Applicable Law	23
3.1.18	Condition of Assets	23
3.1.19	Employees	23
3.1.20	Collective Agreements	24
3.1.21	Benefit Plans	24
3.1.22	Litigation	25
3.1.23	Insurance	25
3.1.24	Titles to Assets	26
3.1.25	Intellectual Property Rights	26
3.1.26	Real Property	27
3.1.27	Leases of Real Property	27
3.1.28	No Expropriation	28
3.1.29	Equipment Leases	28
3.1.30	Insurance Business	28
3.1.31	Licences	29
3.1.32	Accounts Receivable	30
3.1.33	Books and Records	30
3.1.34	Regulatory and Audit Matters	30
3.1.35	Market Conduct Claims	30
3.1.36	Bank Accounts	30
3.1.37	Data Processing	30
3.1.38	Affiliated Transaction	31
3.1.39	Intercompany Services	31
3.1.40	Options and Securities issued to Employees and Directors	31
3.1.41	Accuracy at Closing Time	31
3.2	Representations and Warranties of the Buyer	31
3.2.1	Corporate Matters	31
3.2.2	Absence of Conflicting Agreements	32
3.2.3	Investment Canada Act	32
3.2.4	Consents and Approvals required by the Buyer	32
3.2.5	Funds	33
3.2.6	No Actions	33
3.2.7	Due Diligence Review of the Company and the Subsidiary	33
3.3	Commission	33
3.4	Qualification of Representations and Warranties	33
3.5	Survival of Representations and Warranties of Seller	34
3.6	Survival of Representations and Warranties of Buyer	34
3.7	Limitation on Actions for Breach of Representations and Warranties	34

ARTICLE 4 OTHER COVENANTS OF THE PARTIES		35

4.1	Conduct of Business Prior to Closing	35
4.1.1	Operating Principles	35
4.2	Access for Investigation	38
4.2.1	Access	38

4.2.2	Involvement of the Buyer	38
4.3	Filings with Governmental Authorities	38
4.4	Interim Financial Statements	39
4.5	Co-operation	40
4.6	Disclosure	40
4.7	Actions to Satisfy Closing Conditions	40
4.8	Tax Matters	40
4.9	Legal Proceedings	42
4.10	Consents and Waivers	42
4.11	Change of Name of Company	42
4.12	Maintenance of Insurance	42
4.13	No Tax Waiver Without Seller’s Consent	42
4.14	Additional Information	42
4.15	Life Reserve Adjustment	43
4.16	Specified Employees	43
4.17	Experience Study for Return of Premium	43

ARTICLE 5 INDEMNIFICATION		43

5.1	Definitions	43
5.2	Indemnification by Seller	44
5.2.1	Indemnity for Breach of Warranty and Covenant	44
5.2.2	Limitations on Indemnification by the Seller	45
5.3	Indemnification by the Buyer	46
5.3.1	Indemnity for Breach of Warranty and Covenant	46
5.3.2	Limitations on Indemnification by the Buyer	47
5.4	Undertaking	47
5.5	Agency for Representatives	47
5.6	Notice of Third Party Claims	47
5.7	Defence of Third Party Claims	48
5.8	Assistance for Third Party Claims	49
5.9	Settlement of Third Party Claims	49
5.10	Direct Claims	49
5.11	Failure to Give Timely Notice	50
5.12	Payment and Interest	50
5.13	Purchase Price Adjustment	50

ARTICLE 6 CONDITIONS PRECEDENT		50

6.1	Buyer’s Conditions	50
6.1.1	Accuracy of Representations and Performance of Covenants	50
6.1.2	Consents, Authorizations and Registrations	51
6.1.3	No Material Adverse Effect	51
6.1.4	Litigation	51
6.1.5	Receipt of Closing Documentation	51
6.1.6	Directors and officers	51
6.1.7	Encumbrances on Shares	52

6.1.8	PennCorp Canada Marketing Inc.	52
6.1.9	Non-Competition and Non-Solicitation Agreement	52
6.1.10	Assignment of Domain Names	52
6.1.11	Transitional Services Agreement and Termination Agreement	52
6.1.12	Competition Act Approval	52
6.1.13	Canadian Regulatory Approvals	52
6.1.14	Lease	53
6.1.15	Withholding Tax	53
6.1.16	Payments to Tax Authorities	53
6.1.17	Employees	53
6.1.18	Assumption of Employment Agreements	54
6.1.19	Employment Agreement — Lynn Grenier-Lew	54
6.1.20	Agents, Distributors and Representatives	54
6.1.21	Overhead Expenses Agreement	54
6.1.22	Alicomp Agreement	55
6.2	Seller’s Conditions	55
6.2.1	Accuracy of Representations and Performance of Covenants	55
6.2.2	Receipt of Closing Documentation	55
6.2.3	Competition Act Approval and Investment Canada Act Notice	55
6.2.4	Regulatory Approvals	56
6.2.5	Release of Directors and Officers	56
6.3	Closing	56
6.4	Failure to Satisfy Conditions	56
6.4.1	By the Buyer	56
6.4.2	By the Seller	57
6.4.3	By the Parties	57
6.4.4	Effect of Termination	57

ARTICLE 7 ARBITRATION		57

7.1	Arbitration	57
7.1.1	Choice of arbitration	57
7.1.2	Notice to arbitrate	57
7.1.3	Choice of second arbitrator	58
7.1.4	Choice of Third Arbitrator	58
7.1.5	Choice of Single Arbitrator	58
7.1.6	Hearing and award	58
7.1.7	Procedure and evidence	58
7.1.8	Replacement of arbitrators	59
7.1.9	Suppletive provisions	59
7.1.10	Exceptions to arbitration	59
7.1.11	Language	59

ARTICLE 8 GENERAL		59

8.1	Expenses	59
8.2	Time	59

8.3	Notices	59
8.4	Public Announcements	62
8.5	Assignment	63
8.6	Severability	63
8.7	Counterparts; Facsimile Signatures	63
8.8	Further Assurances	63
8.9	Language	63

v

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made August 31, 2006

BETWEEN:	UNIVERSAL AMERICAN FINANCIAL CORP., a corporation incorporated under the laws of New York;

AND:	PENNSYLVANIA LIFE INSURANCE COMPANY, a company incorporated under the laws of Pennsylvania;

(Universal American Financial Corp. and Pennsylvania Life Insurance Company are collectively referred to as the “Seller”, and singularly referred to as each “Seller” or a “Seller”)

AND:	LA CAPITALE ASSUREUR DE L’ADMINISTRATION PUBLIQUE INC., a company incorporated under the laws of Québec;

AND:	GMF ASSURANCES S.A., a company incorporated under the laws of France;

(La Capitale Assureur de l’Administration Publique Inc. and GMF Assurances S.A. are collectively referred to as the “Buyer”, and singularly referred to as each “Buyer”or a “Buyer”)

The Seller is the legal and beneficial owner of all of the issued and outstanding shares of UAFC (Canada) Inc. (the “Company”).

The Buyer wishes to purchase all but not less than all of the issued and outstanding shares of the Company and the Seller has agreed to sell all but not less than all of the issued and outstanding shares of the Company.

IN CONSIDERATION of the mutual covenants and agreements herein set out and other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree and covenant as follows:

ARTICLE 1

INTERPRETATION

1.1                                        Definitions

In this Agreement,

“Accounting Records” means all of the Company’s and the Subsidiary’s books of account, accounting records and other financial data and information, including copies of filed Tax Returns and assessment in respect of Taxes notices for each of the fiscal years of the Company and the Subsidiary commencing since January 1, 2002;

“Accounts Receivable” means all accounts receivable of the Company and the Subsidiary, including any amount due by distributors, representatives or general agents;

“Act” means the Canada Business Corporations Act as amended and the regulations thereunder and unless otherwise specified means such act and such regulations as hereafter amended or restated and any successor legislation of comparable effect;

“Affiliate” and “Body corporate” have the respective meanings ascribed to those terms by the Act on the date hereof;

“Agreement” means this share purchase agreement and all attached schedules, as the same may be supplemented, amended, restated or replaced from time to time;

“Applicable Law” means any domestic or foreign statute, law (including the common law), rule, regulation, guideline, by-law (zoning or otherwise) or Order that applies in whole or in part to the Seller, the Buyer, the Company, the Subsidiary, the Business, the way the Business is carried on or to any of the Shares and the breach of which could reasonably be expected to result in a Material Breach;

“Appointed Actuary” means Sylvain Goulet, the Subsidiary’s appointed actuary;

“Articles” means (i) collectively the articles of incorporation of the Company dated March 30, 1999 and the articles of amendment of the Company dated July 23, 1999 or (ii) collectively the original letters patent of the Subsidiary dated January 1, 1993, By-law Number one, By-law Number two, By-law Number three and By-law Number four of the Subsidiary, as the By-laws are to be amended for the Specified Transactions as set out in Section 4.1.1(d)(ix);

“Assets” means all of the assets, real and personal, tangible and intangible, and undertaking of the Company and the Subsidiary, including those tangible assets valued at $50,000 or more listed in Schedule 3.1.18 and the Equipment;

“Benefit Plans” means all material bonus, severance or termination pay, hospitalization or other medical benefits, life or other insurance, dental, disability, salary continuation, vacation, pension plan (including any defined benefit or defined contribution pension plan and any group registered retirement savings plan), and every other material employee benefit plan or agreement (whether oral or written, formal or informal, funded or unfunded, registered or unregistered) sponsored, maintained or contributed to or required to be contributed to by the Company or the Subsidiary for the benefit of any of the Employees or Former Employees, whether or not insured and whether or not subject to any Applicable Law, except that the term “Benefit Plans” shall not include any statutory plans with which the Company or the Subsidiary is required to comply, including the Canada/Québec Pension Plan or plans administered pursuant to applicable provincial health tax, workers’ compensation, workers’ safety and insurance and unemployment insurance legislation;

“Books and Records” means the Accounting Records and all books, records (including actuarial records), sales records, lists of agents and policyholders, credit and pricing information, regulatory filings, returns, Policy application forms and claims of any nature payable in respect of, notices of assignment of or interest in, and other material or correspondence relating to, the Policies issued by the Subsidiary; business plans and projections of or relating to the Company or the Subsidiary or the Business and all other documents, files, records, correspondence, and other data and information, financial or otherwise, which are relevant to the Company, the Subsidiary or the Business, including all data and information stored electronically or on computer related media;

“Buildings” means all buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situated on or forming part of the Land or the Leased Premises;

“Business” means all of the business(es) carried on by the Company and the Subsidiary, consisting, without limitation, in the underwriting and distribution of individual health and disability insurance products and the distribution of individual life insurance products and annuity products;

“Business Day” means a day other than a Saturday or Sunday, on which Canadian chartered banks are open for business in Montréal (Québec);

“Closing” means the completion of the sale to, and purchase by the Buyer of, the Shares and the completion of all other transactions contemplated by this Agreement which are to occur contemporaneously with the purchase and sale of the Shares;

“Closing Date” has the meaning set forth in Section 6.3;

“Closing Document” means any document delivered at or subsequent to the Closing Time as provided in or pursuant to this Agreement;

“Closing Time” means 10 o’clock a.m. (Montréal time) on the Closing Date or such other time on the Closing Date as the Parties agree in writing that the Closing shall take place;

“Collective Agreement” means any collective agreement, letter of understanding, letter of intent or other written communication with any trade union or association which may qualify as a trade union, which would cover any Employee;

“Company” means UAFC (Canada) Inc.;

“Commissioner” means the Commissioner of Competition appointed under the Competition Act (Canada);

“Competition Act Approval” means either:

(a)                                  the issuance of an advance ruling certificate by the Commissioner under Section 102(1) of the Competition Act (Canada) to the effect that the Commissioner is satisfied that the Commissioner would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under Section 92 of the Competition Act (Canada) with respect to the transactions contemplated by this Agreement; or

(b)                                 the waiting period under Section 123 of the Competition Act (Canada) shall have expired and neither the Buyer nor the Seller shall have been advised in writing by the Commissioner that:

(i)                                     the Commissioner has determined to make an application for an order under Section 92 or 100 of the Competition Act (Canada) in respect of the transactions contemplated by this Agreement or to commence an inquiry in respect of such transactions under Section 10 of the Competition Act (Canada); or

(ii)                                  an application under Section 9 of the Competition Act (Canada) has been made to the Commissioner in respect of the transactions contemplated by this Agreement;

“Condition of the Business” means the condition of the Company or the Subsidiary, including the Assets, liabilities, operations, activities, earnings and financial position of the Company or the Subsidiary;

“Confidentiality Agreement” means the confidentiality agreement between BMO Nesbitt Burns Inc., the Seller and the Buyer dated April 20, 2006;

“Contracts” means the contracts, agreements, licence agreements and other obligations entered into by the Company or the Subsidiary, including, without limitation, the Material Contracts;

“Contractual Rights” means the full benefit of all unfilled orders, quotations, tenders for contracts which remain open for acceptance, and entitlements and engagements to which the Company or the Subsidiary is entitled at the Closing Time, including any deposits made in connection therewith, and forward commitments of the Company or the Subsidiary for supplies or materials entered into in the ordinary course, including those set forth in Schedule 3.1.13;

“Convertible Security” means a security of a Body corporate, which is convertible into, exchangeable for or which carries an obligation to purchase, one or more shares, securities or Voting and Participating Securities of such Body corporate;

“Copyright” means all copyright of the Company and the Subsidiary, whether registered or not;

“Current Employees” means those individuals employed by the Company or the Subsidiary on the date hereof, who are included in the number of employees set out on the list delivered by the Seller to the Buyer on the Execution Date;

“Employees” means:

(a)                                  those Current Employees who are employed by the Company or the Subsidiary at the Closing Time; and

(b)                                 any individual employed by the Company or the Subsidiary at the Closing Time who was hired by the Company or the Subsidiary during the Interim Period in accordance with the provisions of Subsection 4.1.1(h);

“Encumbrance” means any encumbrance of any kind whatever (registered or unregistered) and includes a security interest, mortgage, lien, priority, hypothec, pledge, hypothecation, assignment, charge, security under the Bank Act (Canada), trust or deemed trust (whether contractual, statutory or otherwise arising), a voting trust or pooling agreement with respect to securities or any adverse claim affecting the Assets or the Shares, any covenant or other agreement, restriction or limitation on the transfer of the Shares, a deposit by way of security and an easement, restrictive covenant, limitation, agreement or right of way, restriction, encroachment, burden or title reservation of any kind affecting the Assets or the use thereof and any rights or privileges capable of becoming any of the foregoing;

“Equipment” means all fixed assets and tangible personal property of the Company or the Subsidiary, including all equipment described in Schedule 3.1.18 and all machines, machinery, fixtures, tools, furniture, furnishings, vehicles, material handling equipment, computers, photocopiers, office equipment, implements, tools and spare parts used in the Business;

“Equipment Leases” means the leases of personal property listed on Schedule 3.1.29;

“Estoppel Certificate” means a certificate dated the date of Closing addressed to the Company or the Subsidiary and the Buyer, of each landlord under a Lease, that such Lease is in good standing, unmodified and in full force and effect, that all rent and other amounts thereunder are current and that no default of the Company or the Subsidiary under such Lease exists at the Closing Date and otherwise in form and substance satisfactory to the Buyer, acting reasonably;

“Execution Date” means the date on which each of the Parties have executed this Agreement;

“Financial Statements” means the unaudited financial statements of the Company for the fiscal years ended December 31, 2003 to December 31, 2005 inclusive and the audited financial statements of the Subsidiary for the fiscal years ended December 31, 2003 to December 31, 2005 inclusive, copies of which have been delivered by the Seller to the Buyer on the Execution Date each consisting of a balance sheet, statement of profit and loss, statement of changes in financial position and, if applicable, the report of the auditor thereon and the Interim Statements;

“Former Employees” means those individuals who have, at any time prior to the Closing Time, been employed by the Company, the Subsidiary or their predecessors but who are not so employed by the Company or the Subsidiary immediately prior to the Closing Time, and the spouses, dependants and beneficiaries of such individuals, who participate in or are entitled to receive benefits under any Benefit Plan;

“Generally Accepted Accounting Principles” means those accounting principles that are recognized as being generally accepted in Canada from time to time as set out in the handbook published by the Canadian Institute of Chartered Accountants, the accounting requirements of the Superintendent of Financial Institutions (Canada) and, with respect to the calculation of liabilities, the standards promulgated by the Canadian Institute of Actuaries, in each case consistently applied;

“GMF” means GMF Assurances S.A.;

“Governmental Authority” means any Canadian or foreign government whether federal, provincial, state or municipal and any governmental agency, governmental authority, governmental tribunal or governmental commission of any kind whatever;

“GST” means all goods and service taxes, sales taxes levied by the federal government of Canada, value added taxes or multi-stage taxes and all provincial sales taxes integrated with such federal taxes, assessed, rated or charged upon the Company or the Subsidiary;

“Holdback” has the meaning set forth in Section 2.3;

“including” means “including without limitation” and the term “including” shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

“Intellectual Property Rights” means all intellectual property rights of or pertaining to the Business, including:

(a)                                  all Trademarks;

(b)                                 all Copyrights;

(c)                                  all Patents;

(d)                                 all licenses, sub-licenses and franchises granted to the Company or the Subsidiary;

(e)                                  all trade secrets and confidential information;

(f)                                    all computer software and rights related thereto including all related code, specifications, documentation, revisions, enhancements, and modifications thereto, in whatever form and media;

(g)                                 all renewals, modifications and extensions of any of items (a) through (f),

and including those set forth in Schedule 3.1.25;

“Interim Period” means the period from and including the Execution Date to and including the Closing Time;

“Interim Statements” means the unaudited consolidated financial statements of the Company for the three month period ended March 31, 2006 as well as the unaudited consolidated financial statements of the Company for the period ended June 30, 2006, consisting of a balance sheet, statement of profit and loss and statement of changes in financial position, copies of which are attached as Schedule 3.1.8;

“Inventory” means all inventories of packaging and advertising and publicity materials of the Company or the Subsidiary, wherever located, and whether on consignment or not;

“La Capitale” means La Capitale Assureur de l’Administration Publique Inc.

“Land” means all of the lands and premises of which the Company or the Subsidiary has a leasehold interest as set out on Schedule 3.1.27;

“Leased Premises” means the Real Property which is subject to the Leases and all leasehold improvements owned by the Company or the Subsidiary;

“Leases” means the leases or agreements in the nature of a lease of Real Property to which the Company or the Subsidiary is a party, as lessee, including all rights and interests of the Company or the Subsidiary to and in the Lands and Buildings under the Leases, including prepaid rents, rights of first refusal under the Leases as set out on Schedule 3.1.27;

“Licence” means any licence, permit or approval, issued, granted, conferred or otherwise created by a Governmental Authority;

“Market Conduct Claim” means any loss relating to or incurred or suffered as a result of:

(a)                                  allegations that the Subsidiary, at any time engaged in, acquiesced in or condoned a practice of (i) misrepresenting or failing to accurately describe the nature, provisions, financial elements or benefits of Policies sold by it (including allegations that Policies were sold on the basis of vanishing premiums or that the illustrations used were likely to be misleading), (ii) improper insurance Policy replacements, (iii) violating Applicable Law relating to the sale, marketing or servicing of Policies by the Subsidiary at any time, (iv) making unilateral changes to Policies where policyholders had to “opt out” of the proposed change, or (v) failing to provide statements to policyholders regarding investment return and projected future premium payment obligations under the Policies in the manner and with the frequency specified in the Policies; or

(b)                                 class proceedings alleging (i) violation of Applicable Law relating to the sale, marketing or servicing of Policies by the Subsidiary at any time or (ii) the failure on the part of the Subsidiary to administer Policies in accordance with their term;

“Material Adverse Effect” means any change in or effect on the Company or its Subsidiary or on their Business, that is, individually or in the aggregate, materially adverse to the Condition of the Business and, when it can be evaluated, that exceeds $200,000;

“Material Contract” means (i) a contract to which the Company or the Subsidiary is bound which involves or may reasonably be expected to involve the payment to or by the Company or the Subsidiary of more than $100,000 per year; (ii) any joint venture or partnership contract to which the Company or the Subsidiary is bound; (iii) any contract restricting the Company or the Subsidiary from engaging in any business anywhere in the world; (iv) any guarantee, indemnification, surety, binding letter of comfort or similar obligation pursuant to which the Company or the Subsidiary is a party; (v) contracts with distributors, representatives or general agents regarding the marketing and distribution of Policies; (vi) contracts relating to data processing or software; and (vii) reinsurance contracts or treaties;

“MCCSR” means the Minimum Continuing Capital and Surplus Requirement, as calculated in accordance with the requirements and the interpretation bulletin in that respect issued by the Superintendent;

“Non-Active Employees” means the Employees who are absent from work on the Closing Date by reason of short or long term disability or by reason of authorized leave of absence but for greater certainty does not include Employees who are absent from work on the Closing Date by reason of holiday, parental leave or scheduled day off;

“Non-Competition Agreement” means the non-competition and non-solicitation agreement to be entered into between the Seller, the Company, the Subsidiary and the Buyer at the Closing Time;

“Non-Disturbance Agreement” means an agreement of each mortgagee of the Leased Premises, in form and substance acceptable to the Buyer, acting reasonably, pursuant to which each such mortgagee agrees with the Company or the Subsidiary not to disturb the quiet enjoyment of the Company or the Subsidiary under the Lease for such Leased Premises should the mortgagor default under the mortgage affecting such Leased Premises;

“Occupational Health and Safety Acts” means the Occupational Health and Safety Act (Ontario), the Act respecting Occupational Health and Safety (Québec) and all other legislation of any jurisdiction dealing with any of the subject matter of these acts or with any aspect of the health or safety of employees;

“Order” means any order, judgment, injunction, decree, award or writ of any court, tribunal, arbitrator or Governmental Authority;

“ordinary course” or “normal course”, when used in relation to the conduct of the Business, means any transaction which constitutes an ordinary day-to-day business activity of the Company or the Subsidiary consistent with the Company’s or the Subsidiary’s past practices;

“Parties” means the Buyer and the Seller collectively, and “Party” means any one of them;

“Patents” means all patents, the inventions claimed therein and all applications therefor of the Company and the Subsidiary, including patents which may be issued out of such applications (including divisions, reissues, renewals, re-examinations, continuations, continuations in part and extensions), applied for or registered in any jurisdiction, including those issued patents and patent applications identified in Schedule 3.1.25;

“Pension Plan” means each of the Benefit Plans that is a “Registered Pension Plan” as that term is defined in Subsection 248(1) of the Income Tax Act (Canada);

“Person” means an individual, body corporate, partnership, joint venture, trust, association, unincorporated organization, the Crown, any Governmental Authority or any other entity recognized by law;

“PLIC” means Pennsylvania Life Insurance Company;

“Policies” means all life, health and disability and annuity policies and amendments, endorsements and waivers thereto written, issued or assumed by the Subsidiary, which are in force or have lapsed but are subject to a right of revival within 60 days of the Closing Date;

“Present Value Basis” means the value, as at the date of determination, of a future deduction in income or inclusion in income, discounted at a rate of 12%;

“Prime Rate” for any day means the rate of interest expressed as a rate per annum that The Toronto-Dominion Bank establishes at its head office in Toronto as the reference rate of interest that it will charge on that day for Canadian dollar demand loans to its best commercial customers in Canada and which it at present refers to as its prime rate;

“Purchase Price” means the purchase price to be paid by the Buyer to the Seller for the Shares as provided in Section 2.1;

“Real Property” means the Land and the Buildings;

“Right” means any option, right, warrant or subscription privilege issued or granted by a Body corporate (whether or not currently exercisable or exercisable on conditions) to purchase Voting and Participating Securities, Convertible Securities or shares or other securities of such Body corporate;

“Shares” means 100,200 common shares of the Company owned by the Seller and to be sold by the Seller to the Buyer hereunder;

“Specified Employees” means the employees of the Subsidiary currently engaged in the provision of services for the Seller and identified by the Seller in its sole discretion on a list to be delivered by the Seller to the Buyer prior to the Closing Date;

“Specified Transactions” means certain transactions that are to be entered into by the Seller, PLIC, the Company and the Subsidiary prior to the Closing Time, and the purchase or redemption by the Company and Subsidiary of any shares held by PLIC after the Closing Time, all as set out in a memorandum of the Seller dated July 10, 2006;

“Subsidiary” means PennCorp Life Insurance Company;

“Superintendent” means the Office of the Superintendent of Financial Institutions of Canada;

“Taxes” means all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, whether federal, provincial, municipal, foreign or local, including all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, valued-added, excise, stamp, withholding, business, franchising, property, payroll, employment, health, employer health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions;

“Tax Returns” means all reports, returns and other documents filed or required to be filed by the Company or the Subsidiary in respect of Taxes;

“Technical Information” means all right, title and interest in and to all know-how of the Company and the Subsidiary, including

(a)                                  all information of a technical or business nature whether in oral, written, graphic, machine readable, electronic or physical form; and

(b)                                 all patterns, plans, designs, research data, research plans, trade secrets and other proprietary know-how, processes, formulas, drawings, technology, computer software and related manuals, unpatented blue prints, flow charts, equipment and parts lists, instructions, manuals, records and procedures;

“Technology” means the Intellectual Property Rights and the Technical Information;

“Trademarks” means all trademarks, trade names, designs, graphics, logos and other commercial symbols of the Company and the Subsidiary, whether registered or not, including the trademarks, trade names, designs, graphics, domain names, logos and other commercial symbols identified in Schedule 3.1.25;

“Trust Agreement” means the Trust Agreement to be entered into between the Buyer, the Seller and the Trustee as of the Closing Date;

“Trustee” means CIBC Mellon Trust Company, or such other trustee as the parties may agree upon in writing;

“UAFC” means Universal American Financial Corp.;

“Voting and Participating Securities” means the common shares of a Body corporate and all other securities of such Body corporate of any kind or class having power to vote for the election of directors either under all circumstances or in certain circumstances or in certain events (whether such circumstances or events exist or have occurred) or to participate in the distribution of the residual assets of the Body corporate upon liquidation, dissolution or winding-up.

1.2                                        Statutes

Unless specified otherwise, reference in this Agreement to a statute refers to that statute as it may be amended, or to any restated or successor legislation of comparable effect.

1.3                                        Generally Accepted Accounting Principles

All accounting and financial terms used herein, unless specifically provided to the contrary, shall be interpreted and applied in accordance with Generally Accepted Accounting Principles.

1.4                                        Headings

The division of this Agreement into Articles, Sections, Subsections and Schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The Article, Section, Subsection and Schedule headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement. All uses of the words “hereto”, “herein,” “hereof,” “hereby” and “hereunder” and similar expressions refer to this Agreement and not to any particular Section or portion of it. References to an Article, Section, Subsection or Schedule refer to the applicable Article, Section, Subsection or Schedule of this Agreement.

1.5                                        Number and Gender

In this Agreement, words in the singular include the plural and vice-versa and words in one gender include all genders.

1.6                                        Entire Agreement

This Agreement and the Confidentiality Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the Parties and more specifically, the letter of intent addressed by the Buyer to BMO Nesbitt Burns Inc. on May 5, 2006, and accepted by the Seller on May 5, 2006 and the letter of intent addressed by the Buyer to BMO Nesbitt Burns Inc. on June 13, 2006, and accepted by the Seller on June 14, 2006.

1.7                                        Amendment

This Agreement may be amended, modified or supplemented only by a written agreement signed by each Party.

1.8                                        Waiver of Rights

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

1.9                                        Schedules

The following Schedules form part of this Agreement:

Schedule	Description of Schedule
3.1.1	Corporate Matters
3.1.2	Authorized and Issued Capital
3.1.3	Title to Shares

3.1.7	Consents, Approvals
3.1.8	Financial Statements
3.1.10	Absence of Changes
3.1.11	Absence of Unusual Transactions
3.1.13	Contracts, Contractual Rights
3.1.15	Absence of Guarantees
3.1.18	Assets and Equipment
3.1.19	Employees and Current Employees
3.1.20	Collective Agreements
3.1.21	Benefit Plans
3.1.22	Litigation
3.1.23	Insurance
3.1.24	Encumbrances and Invested Assets
3.1.25	Intellectual Property Rights
3.1.26	Real Property
3.1.27	Leases
3.1.29	Equipment Leases
3.1.30	Insurance Business
3.1.31	Licenses
3.1.34	Regulatory and Audit Matters
3.1.35	Market Conduct Claims
3.1.36	Bank Accounts
3.1.38	Affiliated Transaction
3.1.39	Intercompany Services
3.2.4	Consents and Approvals required by the Buyer

1.10                                 Governing Law

This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the Province of Québec and federal laws applicable therein (excluding any conflict of laws, rule or principle which might refer such interpretation to the laws of another jurisdiction). Subject to the provisions of Article 7, each Party irrevocably submits to the non-exclusive jurisdiction of the courts of the judicial district of Montréal, in the Province of Québec, with respect to any matter arising hereunder or related hereto. Subject to the provisions of Article 7, the Seller hereby nominates, constitutes and appoints McCarthy Tétrault LLP, at its office in Montréal, as its attorneys within Montréal to accept service of process and to receive all lawful notices and for the Seller, to do all acts and to execute all deeds and other instruments relating to the matters within the scope of the power of attorney. Until due and lawful notice of appointment of another and subsequent attorney in Montréal has been given to the Buyer, service of process or of papers and notices upon McCarthy Tétrault LLP in Montréal shall be accepted by Seller as sufficient service.  Subject to the provisions of Article 7, GMF hereby nominates, constitutes and appoints, Joli-Coeur Lacasse Geoffrion Jetté St-Pierre, LLP, at its office in Montréal, as its attorneys within Montréal to accept service of process and to receive all lawful notices and for GMF, to do all acts and to execute all deeds and other instruments relating to the matters within the scope of the power of attorney. Until due and lawful notice of appointment of another and subsequent attorney in Montréal has been given to La Capitale and the Seller, service of process or of papers and notices upon Joli-Coeur Lacasse Geoffrion Jetté St-Pierre, LLP in Montréal shall be accepted by GMF as sufficient service.

1.11                                 Currency

Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to Canadian dollars.

1.12                                 Tender

Any tender of documents or money hereunder may be made upon the Parties or their respective counsel and money shall be tendered by official bank draft drawn upon a Canadian chartered bank, electronic wire transfer of immediately available funds or by negotiable cheque payable in Canadian funds and certified by a Canadian chartered bank or any other means agreed by the Parties hereto.

1.13                                 Performance on Holidays

If any action is required to be taken pursuant to this Agreement on or by a specified date, which is not a Business Day, then such action shall be valid if taken on or by the next succeeding Business Day.

1.14                                 Calculation of Time

In this Agreement, a period of days shall be deemed to begin on the first day after the event, which began the period and to end at 6:00 p.m. (Montréal time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period shall terminate at 6:00 p.m. (Montréal time) on the next Business Day.

1.15                                 Third Party Beneficiaries

Nothing in this Agreement or in any Closing Document is intended expressly or by implication to, or shall, confer upon any Person other than the Parties and their Representatives (as defined in Article 5), any rights or remedies of any kind.

1.16                                 Identity of Buyer and Seller

(1)              The Buyer shall be collectively La Capitale Assureur de l’Administration Publique Inc. and GMF Assurances S.A. or any Affiliate thereof designated by La Capitale or GMF respectively prior to the Closing, provided however that if an Affiliate of La Capitale or GMF is so designated, each of La Capitale and GMF, as the case may be, and their designee shall be bound by all of the obligations of the Buyer hereunder.

(2)              The Seller shall be collectively Universal American Financial Corp. and Pennsylvania Life Insurance Company.

1.17                                 Knowledge of the Seller

Wherever there is reference in this Agreement to the knowledge or belief of the Seller, it shall mean to the actual knowledge or belief of Richard A. Barasch, Lynn Grenier-Lew, Roslind Nelles, Robert A. Waegelein, Michael Hamilton or Patrick Smith.

ARTICLE 2
PURCHASE AND SALE OF SHARES

2.1                                        Purchase and Sale of Shares and Provision of Non-Competition Agreement

(1)              The Seller shall sell the Shares to the Buyer and the Buyer shall purchase the Shares from the Seller and the Seller shall enter into the Non-Competition Agreement for total consideration of $136,956,600 plus an amount equal to the balance of net earnings generated by the Subsidiary during the period from January 1, 2006 to the Closing Date (such balance to be paid by the Buyer within 30 days after the receipt by the Buyer of the Tax Returns of the Company for the period ending on the Closing Date) and to be adjusted for all dividends paid by the Company to the Seller with respect to net earnings for 2006 paid after the Execution Date and prior to Closing as indicated in Section 4.1.1(d)(viii) (hereinafter referred to as the “Purchase Price”) upon and subject to the terms and conditions hereto.  The consolidated actuarial liabilities shall be determined as of the Closing Date using the same methods (including the policy premium method) and assumptions as those used for the audited financial statements as of December 31, 2005.  The Shares shall be purchased by the Buyer in the following proportion: 70 percent by La Capitale and 30 percent  by GMF.

(2)              The Purchase Price will be allocated among the Non-Competition Agreement and the Shares, as follows, $6,500,000 to the Non-Competition Agreement and the remainder of the Purchase Price to the Shares.  The Seller and the Buyer shall each complete all Tax Returns in a manner consistent with the allocation and otherwise follow the allocation for purposes of Taxes on and subsequent to the Closing Date and not take any position inconsistent with the allocation.  If such allocation is disputed by any taxation or other Governmental Entity, the party receiving notice of such dispute will promptly notify the other party and the parties will use their reasonable best efforts to sustain the allocation.  The parties will share information and cooperate to the extent reasonably necessary to permit the transactions contemplated by this Agreement to be properly, timely and consistently reported.

(3)              Subject to Section 2.3 the Purchase Price shall be paid and satisfied by certified cheque or bank draft payable at par in Montreal to or to the order of the Seller and delivered by the Buyer to the Seller at the Closing Time against delivery to the Buyer of a share certificate or certificates evidencing the Shares duly endorsed for transfer to the Buyer.

2.2                                        Closing

The sale and purchase of the Shares shall be completed at the Closing Time at the offices of McCarthy Tétrault LLP, Suite 2500, 1000 de la Gauchetière Street West, Montreal, QC H3B 0A2.

2.3                                        Holdback Amount in Trust

$3,000,000 of the Purchase Price (the “Holdback”) will be paid by the Buyer to the Trustee, in trust,  by bank draft or wire transfer of immediately available funds to an account specified by the Trustee, and released by the Trustee, in accordance with the Trust Agreement, on or before the second anniversary of the Closing Date.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1                                        Representations and Warranties of the Seller

The Seller represents and warrants to the Buyer as set out in the following Subsections of this Section and acknowledges that the Buyer is relying upon such representations and warranties in entering into this Agreement.

3.1.1                                                                     Corporate Matters

(a)                                  Each of the Company, the Subsidiary and the Seller is a corporation duly incorporated, organized and validly existing in good standing under the laws of its jurisdiction of incorporation. No proceedings have been taken or authorized by the Company, the Subsidiary, the Seller or, to the best of the Seller’s knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Seller, the Company or the Subsidiary or with respect to any amalgamation, merger, consolidation, arrangement or reorganization relating to the Company or the Subsidiary.

(b)                                 Each of the Seller, the Company and the Subsidiary has all necessary power and capacity to execute and deliver, and to observe and perform its covenants and obligations under, this Agreement and the Closing Documents to which it is or will be a party.  Each of the Seller, the Company and the Subsidiary has taken all corporate action necessary to authorize the execution and delivery, and the observance and performance of its covenants and obligations under, this Agreement and the Closing Documents to which it is or will be a party.

(c)                                  This Agreement has been, and each Closing Document to which each of the Seller, the Company or the Subsidiary is a party will, on Closing, be duly executed and delivered by the Seller, the Company or the Subsidiary, as the case may be, and this Agreement constitutes, and each Closing Document to which the Seller, the Company or the Subsidiary, as the case may be, is a party will on Closing constitute, a valid and binding obligation of the Seller, the Company or the Subsidiary, as the case may be, enforceable against the Seller, the Company or the Subsidiary, as the case may be, in accordance with its terms.

(d)                                 The Company and/or the Subsidiary have all necessary power and authority to own or lease the Assets and to carry on their Business as presently carried on. The Company and the Subsidiary possess all Licences required for the conduct of their

                                                 Business and such Licences are listed on Schedule 3.1.1. Neither the nature of their Business nor the location or character of any of their Assets requires the Company or the Subsidiary to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation or to be in good standing in any jurisdiction other than the jurisdictions listed in Schedule 3.1.1 where each of them is duly registered, licensed or otherwise qualified and in good standing for such purpose.

(e)                                  A true copy of the Articles and all by-laws of the Company and the Letters Patent and all by-laws of the Subsidiary listed in Schedule 3.1.1 have been delivered to the Buyer by the Seller on or before the Execution Date. Subject to Section 4.1.1(d)(ix), the Articles and such by-laws of the Company and the Letters Patent and such by-laws of the Subsidiary constitute all of the constating documents and by-laws of the Company and the Subsidiary, are complete and correct and are in full force and effect.

(f)                                    The original or true copies of all corporate records of the Company and the Subsidiary have been delivered to the Buyer’s solicitors for review prior to the Execution Date. Such corporate records have been maintained in accordance with Applicable Law and contain, to the knowledge of the Seller and with respect to the Company and the Subsidiary, complete and accurate:

(i)                                     minutes of all meetings of the directors, any committee thereof and the shareholders of the Company or the Subsidiary held since the date of their incorporation;

(ii)                                  originals of all resolutions of the directors, any committee thereof and the shareholders of the Company or the Subsidiary passed by signature in writing since the date of their incorporation; and

(iii)                               all waivers, notices and other documents required by law to be contained therein;

and reflect all actions taken and resolutions passed by the directors and shareholders of the Company or the Subsidiary since the date of their incorporation.

All resolutions contained in such records have been duly passed and all such meetings have been duly called and held. The securities register, register of shareholders, register of transfer and register of directors of the Company and the Subsidiary are complete and accurate.

(g)                                 The list of officers and directors attached as Schedule 3.1.1 constitutes a complete and accurate list of all officers and directors of the Company and the Subsidiary on the Execution Date.

3.1.2                                                                     Authorized and Issued Capital of the Company and the Subsidiary

The authorized and issued shares of the share capital of the Company and the Subsidiary on the Execution Date described in Schedule 3.1.2 attached hereto, have been validly issued and are outstanding as fully paid and non-assessable shares.

3.1.3                                                                     Title to Shares

The number of shares and securities owned by the Seller in the share capital of the Company beneficially and of record is as follows: 100,200 common shares. Except as disclosed on Schedule 3.1.3, the Seller now has, and on Closing, the Buyer shall acquire, good and marketable title to the Shares, free and clear of any Encumbrance. The Shares constitute all of the issued and outstanding shares, securities, Voting and Participating Shares, Convertible Shares or Rights of the Company. There are no restrictions on the transfer of the Shares, except those set forth in the Articles.

On the Execution Date and on the Closing Date, the number of shares and securities owned by the Company in the share capital of the Subsidiary beneficially and of record is as follows: 140 common shares and 100 preference shares. The Company now has and will have on Closing, good and marketable title to these shares of the Subsidiary, free and clear of any Encumbrance. These shares of the Subsidiary held by the Company constitute all of the issued and outstanding shares, securities, Voting and Participating Shares, Convertible Shares or Rights of the Subsidiary on the Execution Date.  On Closing PLIC will own beneficially and of record 30 Class B shares of the Subsidiary in accordance with the Specified Transactions, and on Closing PLIC will have good and marketable title to such Class B shares.  There is no restriction on the transfer of the shares or securities of the Subsidiary, except as provided by Applicable Laws and those set forth in the Articles.

3.1.4                                                                     Subsidiary

On the Execution Date, the Company owns and on the Closing Date the Company and PLIC, in accordance with the Specified Transactions, will own , directly or indirectly, all of the issued shares, securities, Voting and Participating Securities, Convertible Securities and Rights of the Subsidiary.  On the Closing Date, the Subsidiary will be the sole body corporate of which any of the Company or the Subsidiary holds or has agreed to acquire any shares, securities, Voting and Participating Securities, Convertible Securities or Rights.  As soon as practicable after the Execution Date, the Company will take all necessary steps to cause the dissolution of PennCorp Canada Marketing Inc.

3.1.5                                                                     No Options

Other than as provided in the Specified Transactions, no Person other than the Buyer with respect to the Shares, has any oral or written agreement, option, warrant, right, privilege or any other right capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise) for the purchase, subscription or issuance of any unissued shares, Voting and Participating Securities, Convertible Securities or Rights of the Company or the Subsidiary.

3.1.6                                                                     Absence of Conflicting Agreements

To the knowledge of the Seller, except as set forth on Schedule 3.1.7, none of the execution and delivery of, or the observance and performance by the Seller of, any covenant or obligation under this Agreement or any Closing Document to which it is a party, or the Closing:

(a)                                  Contravenes or results in, or will contravene or result in, a violation of or a default under (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation under:

(i)                                     any Applicable Law applicable to the Seller, the Company or the Subsidiary;

(ii)                                  any Licence required by the Company or the Subsidiary for the purpose of carrying on the Business; or

(iii)                               the Articles or by-laws of the Seller, the Company or the Subsidiary.

3.1.7                                                                     Consents, Approvals

Except as set forth in Schedule 3.1.7, no consent, approval, Licence, Order, authorization, registration or declaration of, or filing with, any Governmental Authority or other Person is required by the Seller, the Company or the Subsidiary, in connection with (a) the Closing or (b) the execution and delivery by the Seller, the Company or the Subsidiary, as the case may be, of this Agreement or the Closing Documents to which it is a party, (c) the observance and performance by the Seller of its obligations under this Agreement or the Closing Documents to which it is a party or (d) the continuation of the Business of the Company and the Subsidiary immediately after the Closing.

3.1.8                                                                     The Financial Statements

The Financial Statements:

(a)                                  Have been prepared in accordance with Generally Accepted Accounting Principles, applied on a basis consistent with that of the preceding periods;

(b)                                 Are complete and accurate in all material respects;

(c)                                  Accurately disclose in all material respects the Assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Company and the Subsidiary and the results of the operations of the Company and the Subsidiary, each on a consolidated basis as at the dates thereof and for the periods covered thereby;

(d)                                 Reflect all proper accruals as at the dates thereof and for the periods covered thereby of all amounts which, though not payable until a time after the end of the relevant period, are attributable to activities undertaken during that period; and

(e)                                  Contain or reflect actuarial reserves based upon the experience of the Subsidiary as of the date thereof, evaluated in accordance with generally accepted actuarial practices; it is understood that this shall not be construed as a guarantee by the Seller of the sufficiency of any of the actuarial reserves of the Subsidiary prior to or following the Execution Date.

The Seller has no knowledge of any information that would render the Financial Statements materially and adversely incomplete or inaccurate.

3.1.9                                                                     Undisclosed Liabilities

As of the Execution Date and the Closing Date, neither the Company nor the Subsidiary has or will have liabilities (whether accrued, absolute, contingent or otherwise, matured or unmatured) of any kind except:

(a)                                  Liabilities disclosed or provided for in the Financial Statements; and

(b)                                 Liabilities incurred in the ordinary course of business since the date of the Interim Statements, which are consistent with past practice, are not, in the aggregate, material and adverse to the Company, the Shares or the Subsidiary, or to the Condition of the Business.

3.1.10                                                              Absence of Changes

Except as otherwise disclosed in Schedule 3.1.10, since December 31, 2005:

(a)                                  The Company and the Subsidiary have conducted their Business in the ordinary course, have not incurred any debt, obligation or liability out of the ordinary course of business or of an unusual or extraordinary nature and have used their best commercial efforts to preserve the Business and the Assets;

(b)                                 There has not been any change in the Condition of the Business other than changes in the ordinary course of business, and such changes have not, either individually or in the aggregate, had a Material Adverse Effect and have not had nor may they be reasonably expected to have, either before or after the Closing Time, a Material Adverse Effect; and

(c)                                  There has not been any termination, amendment or revocation of any Licence or any damage, destruction, loss, labour dispute or other event, development or condition of any character (whether or not covered by insurance) and, to the knowledge of the Seller, any change in, or creation of, any Applicable Law, which has had, or could reasonably be expected to have, a Material Adverse Effect on the Company or the Subsidiary, or the Condition of the Business.

3.1.11                                                              Absence of Unusual Transactions

Except as set out in Schedule 3.1.11, since December 31, 2005, neither the Company nor the Subsidiary:

(a)                                  Sold or otherwise disposed of any of its Assets or waived or cancelled any debt, claim or right except in the ordinary course of business;

(b)                                 Settled any liability, claim, dispute, proceeding, suit or appeal pending against it or against any of the Assets, except for liability claims settled in the ordinary course of business, including insurance liabilities and claims liabilities;

(c)                                  Discharged or satisfied any Encumbrance, or paid any obligation or liability (fixed or contingent), other than Encumbrances, obligations or liabilities included in the Financial Statements and Encumbrances, obligations or liabilities  incurred in the ordinary course of business since December 31, 2005 such Encumbrances, obligations and liabilities incurred in the ordinary course of business include insurance liabilities and claims liabilities;

(d)                                 Suffered an operating loss or any extraordinary loss in any quarterly financial reporting period;

(e)                                  With respect to the Subsidiary, made any material change in the method of billing its insureds or the credit terms made available to its insureds;

(f)                                    Made any material change with respect to any method of management operation or accounting in respect of the Business;

(g)                                 Entered into any commitment or transaction other than in the ordinary course of business, except for agreements contemplated by or entered into in respect of this Agreement, the Confidentiality Agreement and the letters referred to in Section 1.6;

(h)                                 Except as disclosed in Schedules 3.1.19 and 3.1.21, made or agreed to make any increase in the compensation or other benefits payable to or to become payable to its Employees or any of them, other than in the ordinary course of business, or created any new Benefit Plan or Pension Plan for any such Employees;

(i)                                     To the knowledge of the Seller, except as disclosed in Schedule 3.1.11, created any Encumbrance on any of the Assets or suffered or permitted any such Encumbrance that has arisen on the Assets since that date to remain;

(j)                                     Amended or terminated any Material Contract to which it is or was a party, other than in the ordinary course of business;

(k)                                  Except for the transfer of ten percent of the Company’s shares by the Seller to PLIC between the date hereof and the Closing Time and the creation by the Subsidiary of a new class of voting shares, Class B shares, and the issuance of Class B Shares (representing ten percent of the issued voting shares of the Subsidiary) by the Subsidiary to PLIC between the date hereof and the Closing Time as part of the Specified Transactions, neither the Company nor the Subsidiary has issued or sold Voting and Participating Securities, Convertible Securities, Rights or bonds, shares or debentures or other securities or issued, granted or delivered any Right for the issuance of any such securities;

(l)                                     Except in the ordinary course of the business, increased the compensation or bonuses paid or payable to distributors or general agents or otherwise altered in any material manner the contractual arrangements with such Persons; or

(m)                               Authorized or agreed or otherwise become committed to do any of the foregoing.

3.1.12                                                              Tax Matters

(a)                                  Tax Returns. The Company and the Subsidiary have prepared and filed all Tax Returns on time and with all appropriate Governmental Authorities for all fiscal periods ending prior to the date hereof. Each such Tax Return was correct and complete at the time of filing. Neither the Company nor the Subsidiary has filed with a Governmental Authority an amended Tax Return for any of its fiscal period ending prior to the date hereof.

(b)                                 Payment of Taxes. Each of the Company and the Subsidiary has paid all Taxes due and payable as reflected on its Tax Returns and has paid all assessments and reassessments it has received in respect of Taxes. The Company and the Subsidiary have paid in full all Taxes accruing due on or before the date hereof, which are not reflected in their Tax Returns or have made adequate provisions in the Financial Statements for the payment of such Taxes. The provisions for Taxes reflected in the Financial Statements are sufficient to cover all liabilities for Taxes that have been assessed against the Company or the Subsidiary, whether or not disputed, or that are accrued or due by the Company or the Subsidiary for the periods covered by the Financial Statements and all prior periods. Except to the extent provided for in the Interim Statements, neither the Company nor the Subsidiary is liable for any Tax at the date hereof or for the payment of any installment in respect of Taxes due in respect of their current taxation year, and except as aforesaid, no such Taxes are required to be provided for.

(c)                                  Reassessments. There are no reassessments of Taxes that have been issued and are outstanding against the Company or the Subsidiary.  Neither the Company nor the Subsidiary is negotiating a draft assessment or reassessment with any Governmental Authority. Neither the Company nor the Subsidiary has received any indication from any Governmental Authority that an assessment or reassessment is proposed in respect of any Tax, regardless of its merits.

(d)                                 Withholdings. The Company and the Subsidiary have withheld from each payment made to any of their Current Employees, officers and directors, all amounts required by Applicable Laws and have remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authorities. The Company and the Subsidiary have remitted all Canada Pension Plan and Quebec Pension Plan contributions, employment insurance premiums, employer health Taxes and other Taxes payable by each of them in respect of their Employees and have remitted such amounts to the proper Governmental Authorities within the time required by Applicable Law. The Company and the Subsidiary have charged, collected and remitted on a timely basis all Taxes as required by Applicable Law on any sale, supply or delivery whatsoever made by them and in particular, with respect to the Subsidiary, on the premiums of any insurance products distributed by the Subsidiary.

(e)                                  No Waiver.  Neither the Company nor the Subsidiary have provided to any Governmental Authority a waiver or similar document extending the period during which the Governmental Authority is entitled to issue an assessment, reassessment or other form of recognized document assessing liability for Taxes under Applicable Law with respect to any taxation period ending on, before or during which the Closing Date occurs.

(f)                                    Sales Tax. The Subsidiary is registered under Subdivision d of Division V of Part IX of the Excise Tax Act and has been assigned GST/HST Number 14048837ORT0001. The Subsidiary is registered under Division I of Chapter VIII of Part I of an Act respecting the Québec Sales Tax and has been assigned Quebec Enterprise Number (NEQ): 114 198 9617 QST Identification Number: 1017 005 789 File Number: TQ0001.

3.1.13                                                              Contracts

(a)                                  The Material Contracts are listed on Schedule 3.1.13.

(b)                                 The Material Contracts and, to the knowledge of the Seller, Contractual Rights are all in good standing and in full force and effect with no amendment except as disclosed on Schedule 3.1.13.  To the knowledge of the Seller, all of the Material Contracts and Contractual Rights are valid and binding obligations of the parties thereto.  To the knowledge of the Seller, the Company and the Subsidiary have complied with all material terms thereof,  have paid all amounts due thereunder, and have not waived any material right thereunder.  To the knowledge of the Seller, no material default or breach exists in respect thereof on the part of any of the parties thereto and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach. Neither the Company nor the Subsidiary received a written notice of default or dispute under such Material Contracts or Contractual Rights.  To the knowledge of the Seller, all amounts payable to the Company or the Subsidiary under the Material Contracts and Contractual Rights are still due and owing to the Company or the Subsidiary without any right of set-off. Neither the Company nor the Subsidiary is a party to a Material Contract or a Contractual Right it does not have the capacity to perform.

3.1.14                                                              Required Filings

The Subsidiary has duly filed with appropriate Governmental Authorities, to the extent required by Applicable Law, all annual and quarterly statements and other statements, documents, registrations, reports, filings and submissions required by the insurance laws of each jurisdiction where the Subsidiary is licensed to issue, market or distribute products, except for such statements, documents, registrations, reports, filings and submissions which had not or may not be reasonably expected to have, either before or after the Closing Time, a Material Adverse Effect. All such statements and filings are correct in all material respects as filed and as of the time filed, and there are no material omissions therefrom.

3.1.15                                                              Absence of Guarantees

Except as disclosed on Schedule 3.1.15, neither the Company nor the Subsidiary has given or agreed to give, or is a party to or bound by, any guarantee of indebtedness or other obligations of third parties nor any other commitment by which the Company or the Subsidiary is, or is contingently, responsible for such indebtedness or other obligations.

3.1.16                                                              Restrictions on Business

Neither the Company nor the Subsidiary is a party to any Contract, or subject to any restriction in its Articles, by-laws or directors’ or shareholders’ resolutions or subject to any restriction imposed by any Governmental Authority or subject to any Applicable Law or Order which could materially restrict or interfere and cause a Material Adverse Effect with respect to the conduct of its Business or its use of its Assets or which could materially limit or restrict or otherwise adversely affect and cause a Material Adverse Effect in respect of the Shares, its Assets or its Business.

3.1.17                                                              Compliance with Applicable Law

The Company and the Subsidiary have conducted and are conducting their Business in compliance with all Applicable Laws, and not in breach of any Applicable Law, except for breaches which had not or may not be reasonably expected to have, either before or after the Closing Time, a Material Adverse Effect.

3.1.18                                                              Condition of Assets

To the knowledge of the Seller, all material tangible Assets, including those listed in Schedule 3.1.18, are in good working condition and good repair and comply with all Applicable Laws and other standards or approvals common in the industry in which the Business is involved.

3.1.19                                                              Employees

A list including the following information, in each case in a non-personally identifiable format, will be delivered to the Buyer on the Execution Date;

(a)                                  The number, status (full-time, part-time or probationary), position and salary of all Current Employees in a non-personally identifiable format;

(b)                                 A list of all written employment contracts between the Company or the Subsidiary and any Current Employee;

(c)                                  Any bonus paid within the ordinary course of business since the end of the Company’s or the Subsidiary’s last completed financial year and all other bonuses, incentive schemes and benefits paid in the ordinary course of business to which each Current Employee is entitled;

(d)                                 The number of all Former Employees of the Company and the Subsidiary who are entitled to benefits from the Company or the Subsidiary and the nature of such benefits;

(e)                                  The number of all Non-Active Employees, the reason they are Non-Active Employees and the nature of any benefit to which such Non-Active Employees are entitled from the Company or the Subsidiary; and

(f)                                    Particulars of all other material terms and conditions of employment or engagement of the Current Employees.

The Company and the Subsidiary are in material compliance with all labour and employment equity legislation applicable to them and the Employees, including all employment standards, human rights, labour relations, occupational health and safety, pay equity and workers’ compensation or workplace safety and insurance legislation, except for breaches that would not have a Material Adverse Effect. Except as disclosed on Schedule 3.1.19, there are no outstanding claims or Orders under such legislation nor, to the knowledge of the Seller, complaints or investigations pending or threatened. The Seller has delivered to the Buyer true and complete copies of all Licences issued under employment standards legislation and such Licences are listed on Schedule 3.1.19. The Company and the Subsidiary have been operated in compliance in all material respects with such Licences.

3.1.20                                                              Collective Agreements

Except as disclosed in Schedule 3.1.20, neither the Company nor the Subsidiary is a party to any Collective Agreement. To the knowledge of the Seller, there are no threatened or pending union organizing activities involving the Current Employees. Neither the Company nor the Subsidiary has any serious labour problem that might have a Material Adverse Effect on the Condition of the Business.

3.1.21                                                              Benefit Plans

(a)                                  Schedule 3.1.21 contains a true and complete list of each Benefit Plan and identifies each of the Benefit Plans that is a Pension Plan.  Except as provided in any Collective Agreement or in Schedule 3.1.21, neither the Company nor the Subsidiary has a formal plan or commitment, whether legally binding or not, to create any additional plan that would be a Benefit Plan or to modify, amend or change any Benefit Plan, except such modification, amendment or change as may be required by Applicable Laws or be made to secure its continued registration with each applicable Governmental Authority.

(b)                                 With respect to each of the Benefit Plans, the Seller has made available to the Buyer true and complete copies of each of the following documents:

(i)                                     a copy of the current Benefit Plan (including all amendments thereto and any current plan summaries or employees booklets related thereto);

(ii)                                  a copy of the current trust agreement or insurance contract, as applicable, all investment management, subscription, participation and record keeping agreements related thereto, and the most recent financial statements thereof; and

(iii)                               in respect of any Pension Plan, a copy of the last annual information return and most recent actuarial report filed with any applicable Governmental Authority, and a copy of the current statement of investment policies and procedures.

(c)                                  Except as disclosed in Schedule 3.1.21, all of the Benefit Plans have been established, invested and administered in all material respects in accordance with, and are registered where required by, Applicable Law and all material obligations regarding the Benefit Plans (other than benefit payments not yet made) have been satisfied and to the knowledge of the Seller, there are no outstanding material defaults or violations by any party thereto, or Taxes owing under any Benefit Plan.

(d)                                 To the knowledge of the Seller, neither the Company nor the Subsidiary has been advised that any of the Benefit Plans, or any related funding media, is subject to any pending investigation, examination or other proceeding, action or claim instituted by any applicable Governmental Authority, or by any other party (other than routine claims for benefits), and to the knowledge of the Seller, there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination, proceeding, action or claim or to affect the registration of any of the Benefit Plans.

(e)                                  All contributions or premiums required to be made by the Company or the Subsidiary under the terms of the Benefit Plans or by Applicable Law (other than those not due as of the date hereof) have been made, and neither the Company nor the Subsidiary has, nor will it have, any liability with respect to benefits or rights provided under any Benefit Plan occurring or arising as a consequence of the completion of the transactions contemplated herein including, without limitation, a change of control of the Company or the Subsidiary.

3.1.22                                                              Litigation

Except as disclosed in Schedule 3.1.22, there is no claim, demand, suit, action, cause of action, dispute, proceeding, litigation, investigation, grievance, arbitration, governmental proceeding or other proceeding including appeals and applications for review, in progress against, by or relating to the Company or the Subsidiary, nor to the knowledge of the Seller are any of the same pending or threatened. The Seller has no knowledge of any state of facts, which would provide a valid basis for any of the foregoing. The information set out in Schedule 3.1.22, includes a summary of the issues, including, if applicable, the amount involved in the litigation and the names of the parties.  In addition, Schedule 3.1.22 includes a reference to each claim, demand, suit, action, cause of action, dispute proceeding, litigation, investigation, grievance, arbitration, governmental proceeding or other proceeding including appeals and applications for review in progress against or relating to PLIC that the Company undertook to assume at the time of assignment by PLIC to the Company in 2002, of some Policies. There is not at present outstanding or pending against the Company or the Subsidiary any Order that affects the Company or the Subsidiary in any way or that in any way relates to this Agreement or the transactions contemplated thereto.

3.1.23                                                              Insurance

The Company and the Subsidiary are insured by reputable insurers against liability, loss and damage in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets, and such insurance coverage will be continued in full force and effect to and including the Closing Date. Schedule 3.1.23 includes a true and complete list of all insurance policies (specifying the insured, the amount of coverage, the type of insurance, the policy number and any pending claim thereunder) maintained by the Company or the Subsidiary as of the date hereof. Neither the Company nor the Subsidiary is in default with respect to any of the provisions contained in any such insurance policies. For any current claim that has not been settled or finally determined, neither the Company nor the Subsidiary has failed to give any notice or present any claim under any such insurance policy in a due and timely fashion such that the insurer would be entitled to terminate coverage or deny liability on any such claim. All such policies of insurance are in full force and effect and neither the Company nor the Subsidiary is in default, whether as to the payment of premium or otherwise, under the terms of any such policy.

3.1.24                                                              Titles to Assets

Except as disclosed in the most recent Financial Statements of the Company for the financial year ended on December 31, 2005, or in Schedule 3.1.24 entitled Encumbrances, the Company and the Subsidiary have good title to the Assets, free and clear of all Encumbrances.  No Person other than the Buyer has any oral or written agreement or option, right, privilege or any other right capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise) for the purchase of any of the Assets, except as disclosed herein by the Seller to the Buyer or in the ordinary course of the business. The Assets comprising all of the investment portfolios of the Subsidiary are accurately listed and described in detail in Schedule 3.1.24 and have the face amounts and fair market values set out therein as at the dates set out therein, and the documentation and security related to the investment portfolios of the Subsidiary are complete and valid, binding and enforceable against the Subsidiary and the parties thereto in accordance with their terms.

3.1.25              Intellectual Property Rights

(a)                                  Rights. Schedule 3.1.25 contains a true and complete list of all Intellectual Property Rights, which have been registered, or for which applications for registration have been filed in any jurisdiction by the Company or the Subsidiary and which are used by the Company or the Subsidiary.

(b)                                 Ownership. Except as set forth in Schedule 3.1.25, the Company and the Subsidiary are or at Closing will be the exclusive owner of the Intellectual Property Rights described in Schedule 3.1.25 and listed pursuant to Section 3.1.25(a).  To the knowledge of the Seller, all right, title and interest of the Company or the Subsidiary in and to the Intellectual Property Rights described in Schedule 3.1.25 are held free and clear of all Encumbrances and the Seller has no knowledge of any claim of adverse ownership in any Intellectual Property Right.

(c)                                  Validity. To the knowledge of the Seller, the Intellectual Property Rights have not been used or enforced or failed to be used or enforced in a manner that has resulted in the abandonment, cancellation or unenforceability of any of the Intellectual Property Rights.

(d)                                 Complete.  The Technology is sufficient and complete in all material respects to enable the Company and the Subsidiary to carry on the Business.

(e)                                  Infringements by the Company or the Subsidiary. Except as set forth in Schedule 3.1.25, to the knowledge of the Seller, with respect to any Patent, Trademark, Copyright, moral right or other Intellectual Property Right of any Person, as used by the Company or the Subsidiary, there is no claim of infringement, breach of confidence, invalidity, passing off or other opposition to, violation of or conflict with any patent, trademark, copyright, moral right or other intellectual property right of any Person, nor any pending or threatened suit, proceeding, claim, demand, action or investigation of any nature or kind against the Company or the Subsidiary relating to any patent, trademark, copyright, moral right or other intellectual property right of any Person.

(f)                                    Infringements of the Company’s or the Subsidiary Intellectual Property Rights. Except as set forth in Schedule 3.1.25, with respect to any Intellectual Property Right, there is no claim by the Company or the Subsidiary for infringement, breach of confidence, invalidity, passing off or other opposition to, violation of or conflict with any Intellectual Property Right against any Person, nor any pending or threatened suit, proceeding, claim, demand, action or investigation of any kind by the Company against any Person relating to Intellectual Property Rights.

(g)                                 Protection of Confidentiality. The Company and the Subsidiary have taken commercially reasonable precautions and made commercially reasonable efforts to protect their trade secrets and secure the confidentiality of their insured lists, and other proprietary information. The Company’s and the Subsidiary’s insured lists have not been disclosed to any Person other than the Buyer and its authorized agents.

3.1.26                                                              Real Property

Except for any Real Property held in the Company’s or the Subsidiary’s investment portfolio as a result of foreclosure or other realization proceedings, which Real Property is listed on Schedule 3.1.26, no Real Property is owned by the Company or the Subsidiary.  The Subsidiary leases the premises set out in Schedule 3.1.27.

3.1.27                                                              Leases of Real Property

Schedule 3.1.27 sets forth a true and complete list of Leases in effect as of the date hereof, a copy of which has been delivered to the Buyer or its solicitors prior to the Execution Date:

(a)                                  Each of the Leases constitutes valid and binding obligations of the Parties thereto enforceable in accordance with its terms.

(b)                                 Each of the Leases entitles the Company or the Subsidiary to the use, occupancy and possession of the Real Property specified in the Lease for the purposes such property is currently used and to the knowledge of the Seller, the Company and the Subsidiary, as tenants under the Leased Premises are in compliance in all material respects with Applicable Laws, including zoning requirements.

(c)                                  Except as disclosed in Schedule 3.1.27, neither the Company nor the Subsidiary is party to or bound by any lease or sublease of Real Property.

(d)                                 All payments required to be made by the Company or the Subsidiary pursuant to the Leases have been paid when due and neither the Company nor the Subsidiary is otherwise in default in meeting its obligations under any of the Leases and to the knowledge of the Seller, beyond any applicable cure period.

(e)                                  To the knowledge of the Seller, each Lease is in full force and effect unamended by oral or written agreement and the Company or the Subsidiary is entitled to the full benefit and advantage of such Lease in accordance with its terms. Neither the Company nor the Subsidiary received a written notice of default or dispute under the Leases.

(f)                                    To the knowledge of the Seller, no work Orders have been issued in respect of the Leased Premises subject to the Leases.

(g)                                 Neither the Company nor the Subsidiary is a party to a Lease that it does not have the capacity to perform.

(h)                                 No part of the Leased Premises is subject to any Building or use restriction that would restrict or prevent the use and operation of the Leased Premises for their current uses.

3.1.28                                                              No Expropriation

Neither the Company nor the Subsidiary has received any notice of expropriation of the Leased Premises located at 55 Superior Blvd., Mississauga (Ontario), and the Seller has no knowledge of any expropriation proceeding pending or threatened against or affecting the Leased Premises located at 55 Superior Blvd., Mississauga (Ontario), nor of any discussion or negotiation which could lead to any such expropriation.

3.1.29                                                              Equipment Leases

Schedule 3.1.29 sets forth a true and complete list of all Equipment Leases in effect hereof which involve payment of more than $25,000 per annum, a copy of which has been delivered to the Buyer or its solicitors prior to the Execution Date. All of the Equipment Leases are valid and binding obligations of the Parties thereto enforceable in accordance with their respective terms. Neither the Company nor the Subsidiary received a notice of default or dispute under the Equipment Leases and no material default exists on the part of the Company or the Subsidiary, or, to the knowledge of the Seller, on the part of any of the other parties thereto, which may result in any Material Adverse Effect.

3.1.30                                                              Insurance Business

(a)                                  To the knowledge of the Seller, no Regulatory Authority having jurisdiction over the Subsidiary sent a written notice to the Subsidiary advising it that it is disputing the methods employed by it in establishing and valuing current actuarial reserves nor is any such Regulatory Authority requesting or requiring that capital, in addition to the current amount thereof, should be invested in the Subsidiary or that the Subsidiary increase its MCCSR. The MCCSR was prepared in accordance with applicable standards and all related mechanical calculations were accurately performed.

(b)                                 The Subsidiary, as a party to reinsurance treaties, has not received notice of default or dispute or that it is not in good standing thereunder, from any reinsurer and all such reinsurance treaties are listed in Schedule 3.1.30.

(c)                                  All Policies, Policy forms and Policy wording are and always have been in compliance with Applicable Law.  All Policies and all documentation and periodic reports associated therewith issued by the Subsidiary (including all predecessors) conform in all material respects, except for such non conformity which would not have a Material Adverse Effect, to Applicable Laws in each jurisdiction where the Policies were sold or entered into and are obligations arising in the ordinary course of business.

(d)                                 All reinsurance transactions listed in Schedule 3.1.30, except for reinsurance arrangements specifically noted in Schedule 3.1.30, are evidenced by appropriate signed treaties; no reinsurance transactions have been entered into since December 31, 2005. All of the reinsurance treaties listed in Schedule 3.1.30, are valid and binding obligations of the Subsidiary, and will be given effect to as bona fide reinsurance agreements with real transfer of risk for all accounting, Tax, regulatory and actuarial purposes. All reinsurance premium payments due in connection with such reinsurance treaties have been paid in full.

(e)                                  A list of the name and address of all distributors, representatives and general agents involved in the distribution of insurance products for the Subsidiary and a list of all agreements entered into by the Subsidiary with its distributors representatives and general agents, certified by the President of the Seller, will be delivered to the Buyer on the Closing Date.

(f)                                    The portfolio of investment assets of the Subsidiary and the investment policy of the Subsidiary are detailed in Subsection 3.1.30.

3.1.31                                                              Licences

The only Licences necessary for the operation of the Business are listed in Schedule 3.1.31 and are in full force and effect unamended. These Licences are all the licences the Company and the Subsidiary require to carry on the Business in all jurisdictions in which they are carried on their Business. The Licences are free and clear of any Encumbrance or claim and no Licence is subject to restriction or undertaking, except as disclosed in Schedule 3.1.31. The Company and the Subsidiary are in compliance in all material respects with all provisions of the Licences and there are no proceedings in progress, or to the knowledge of the Seller, pending or threatened, which may result in revocation, cancellation, suspension or any adverse modification of any of the Licences. No such Licences will be rendered void or voidable as a result of the completion of the transactions contemplated hereby or by the Closing Documents nor is any consent or approval of any Person required to ensure the continued validity and effectiveness of any Licence in connection with the purchase of the Shares, this Agreement, any Closing Document or the transactions contemplated hereby or thereby.

3.1.32                                                              Accounts Receivable

All Accounts Receivable have been accurately recorded in the Accounting Records, are bona fide, good and collectible at the full face value thereof within 120 days after the date they arose, without discount, rebate, set-off or counterclaim, except for proper and sufficient allowances for doubtful accounts provided for in the Accounting Records.

3.1.33                                                              Books and Records

The Books and Records are complete in all material respects.

All the Books and Records are in possession of the Company or the Subsidiary.

3.1.34                                                              Regulatory and Audit Matters

Except as disclosed in Schedule 3.1.34, all material and correspondence from January 1, 2003 relating to regulatory investigations, disputes and other matters at issue with auditors with respect to the Company or the Subsidiary, as well as all reports from the Company’s auditors have been provided and disclosed to the Buyer, and the Subsidiary is not in receipt of any correspondence from regulators that would have a Material Adverse Effect on the Subsidiary.

3.1.35                                                              Market Conduct Claims

To the knowledge of the Seller, except as provided for in Schedule 3.1.22, the Market Conduct Claims included in Schedule 3.1.35 constitute the only Market Conduct Claims which are currently filed or pending against the Subsidiary.

3.1.36                                                              Bank Accounts

All bank accounts (together with relevant details), signatories’ safety deposit boxes and powers of attorney of the Company and the Subsidiary are listed in Schedule 3.1.36.

3.1.37                                                              Data Processing

There are commercially reasonable standards in place with respect to the data processing system of the Subsidiary (excluding that portion of the data processing system of the Subsidiary outsourced to Alicomp) to ensure that such system uses back up services that are intended to be able to prevent any material adverse interruption of the Business. With respect to that portion of the data processing system of the Subsidiary outsourced to Alicomp, such agreement requires Alicomp to ensure that such portion of the system uses back up services that are intended to be able to prevent any material adverse interruption of the Business.

3.1.38                                                              Affiliated Transaction

Except as disclosed in Schedule 3.1.38 and except for agents advances provided in the ordinary course of business, neither the Company nor the Subsidiary is liable in respect of any Contract, advance, loan or guarantee to or on behalf of any shareholder, officer, director, Employee or Affiliate or any other Person with whom dealings are not at arm’s-length, in excess of $10,000 in the aggregate or which will not be released or discharged prior to the Closing Time.

3.1.39                                                              Intercompany Services

Except as specifically disclosed on Schedule 3.1.39, there are no intercompany services provided, with or without charge, to the Company or the Subsidiary by the Seller or any of its Affiliates.

3.1.40                                                              Options and Securities issued to Employees and Directors

The Company gave, as bonus to some of the officers and Employees of the Company and the Subsidiary, securities of the share capital of the Seller and options to acquire securities of the share capital of the Seller. Neither the Company nor the Subsidiary made any representation or warranty to the Employees or officers of the Company or the Subsidiary regarding said securities and options, the financial situation of the Seller nor as to the tradability of said securities and options.

3.1.41                                                              Accuracy at Closing Time

Each representation and warranty of the Seller contained in this Agreement shall be true and correct as of the Closing Time as if made at and as of the Closing Time except to the extent that it is affected by the occurrence of events or transactions expressly permitted by this Agreement, with the exception of the appropriate withholding and the remittance of such to the appropriate Governmental Authority following the payment of dividends by the Company to the Seller.

3.2                                        Representations and Warranties of the Buyer

Each Buyer represents and warrants to the Seller as set out in the following Subsections of this Section and acknowledges that the Seller is relying upon such representations and warranties in entering into this Agreement.

3.2.1                                                                     Corporate Matters

(a)                                  Each Buyer is a corporation duly incorporated, organized, and validly existing in good standing under the laws of its jurisdiction of incorporation. No proceedings have been taken or authorized by each Buyer or, to the knowledge of each Buyer, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of each Buyer.  GMF Assurances S.A., is a French S.A. constituted under the laws of France, with a capital of 181 385 440 Euros, duly registered at the Registre du commerce et des sociétés de Paris under number B 398 972 901, having its head office at 76, rue de Prony, 75017, Paris, France, and is represented for the purposes of this Agreement by Mr. Patrice Forget, General Manager, duly appointed under the terms of a resolution of its Board of Directors adopted on April 25, 2006, and represented for the purposes of this Agreement by two of the following persons,

Jean-Yves Dupéré, Robert St-Denis and Réal Circé, duly authorized under a delegation of powers dated and signed by Mr. Patrice Forget on August 27, 2006.

(b)                                 Each Buyer has all necessary power and capacity to execute and deliver, and to observe and perform its covenants and obligations under the Agreement and the Closing Documents to which it is a party.  Each Buyer has taken all corporate action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under the Agreement and the Closing Documents to which it is a party.

(c)                                  This Agreement has been, and each Closing Document to which each Buyer is a party will, on Closing, be duly executed and delivered by each Buyer, and this Agreement constitutes, and each Closing Document to which each Buyer is a party will on Closing constitute, a valid and binding obligation of the Buyer enforceable against each Buyer in accordance with its terms.

3.2.2                                                                     Absence of Conflicting Agreements

None of the execution and delivery of, nor the observance and performance by each Buyer of, any covenant or obligation under the Agreement and the Closing Documents to which it is a party or the Closing contravenes or results in a violation or of a default under (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation under:

(i)                                     any Applicable Law applicable to each Buyer;

(ii)                                  any Licence required by each Buyer;

(iii)                               the Articles, by-laws, directors’ or shareholders’ resolutions of each Buyer;

(iv)                              the provision of any agreement, lease, mortgage, security document, obligation or instrument to which a Buyer is a party or by which a Buyer or its assets is affected or bound.

3.2.3                                                                     Investment Canada Act

La Capitale is not a “non-Canadian” within the meaning of the Investment Canada Act.  GMF is a “non-Canadian”.

3.2.4                                                                     Consents and Approvals required by the Buyer

Except as expressly set forth in Schedule 3.2.4, no consent, approval, Licence, Order, authorization, registration or declaration of, or filing with, any Governmental Authority is required by either Buyer in connection with:

(a)                                  The Closing.

(b)                                 The execution and delivery by each Buyer of this Agreement or any Closing Document to which it is a party, or

(c)                                  The observance and performance by each Buyer of its obligations under this Agreement or any Closing Documents to which it is a party.

3.2.5                                                                     Funds

Each Buyer has, and at the Closing Time will have, the funds necessary to complete all transactions contemplated by this Agreement and to perform its obligations hereunder and will, upon request, provide evidence thereof satisfactory to the Seller, in its sole discretion.

3.2.6                                                                     No Actions

To the knowledge of each Buyer, there is no action, suit or proceeding by or before any Governmental Authority existing or pending, which would enjoin, restrict or prohibit the purchase of the Shares or any portion thereof by each Buyer as contemplated hereunder.

3.2.7                                                                     Due Diligence Review of the Company and the Subsidiary

Without restricting the indemnification obligations of the Seller provided in Section 5.2 herein, each Buyer acknowledges that it has conducted a due diligence review of the Company and the Subsidiary, and that it has had the opportunity to ask questions and receive answers with respect to the information it deemed material to an investment decision to acquire the Shares.  Each Buyer also acknowledges that it is familiar with the life insurance industry.

3.3                                        Commission

Each Party represents and warrants to the other Party that no other party will be liable for any brokerage commission, finder’s fee or other similar payment in connection with the transactions contemplated hereby because of any action taken by, or agreement or understanding reached by, that Party. For greater certainty, the Seller shall be responsible for the payment of any commission, broker’s or finder’s fee for advisors engaged by the Seller or any of its Affiliates in connection with the transactions contemplated herein, including, without limitation, such commissions, broker’s or finder’s fee due to BMO Nesbitt Burns Inc., and the Buyer shall have no liability to the Seller for such expenses.

3.4                                        Qualification of Representations and Warranties

Any representation or warranty made by a Party as to the enforceability of this Agreement, any Closing Document or any other Contract or agreement including those Contracts and agreements contemplated in Schedules 3.1.13, 3.1.27, 3.1.29 and 3.1.30 against a Party is subject to the following qualifications:

(a)                                  Specific performance, injunction and other equitable remedies are discretionary and, in particular, may not be available where damages are considered an adequate remedy; and

(b)                                 May be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other laws generally affecting enforceability of creditors’ rights.

3.5                                        Survival of Representations and Warranties of Seller

All representations, warranties, statements, covenants and agreements made by the Seller in this Agreement or any Closing Document shall survive the Closing as follows:

(a)                                  The representations and warranties set forth in Subsections 3.1.1, 3.1.2, 3.1.3, 3.1.5 of this Agreement shall survive the Closing and continue without time limit.

(b)                                 The representations and warranties set forth in Subsection 3.1.12 of this Agreement in respect to a particular taxation year, period or event shall survive until 90 days after the expiration of the period, if any, during which a Governmental Authority is entitled to issue any assessment, reassessment or other form of recognized document assessing liability for Taxes under Applicable Law in respect of such taxation year, period or event, except if a waiver or a document extending such period has been given by the Company or the Subsidiary after the Closing Time, without the prior written consent of the Seller granted in accordance with Section 4.13 in which case such representations and warranties shall survive only until such waiver or document has been given.

(c)                                  All of the other representations and warranties contained in this Agreement or any Closing Document shall survive for a period of one year from the Closing Date; and

(d)                                 All covenants of the Seller contained in this Agreement or any Closing Document shall survive the Closing until performed or waived.

For greater certainty, there shall be no limitation on the right of the Buyer to bring any claim, action or proceeding based on any fraudulent misrepresentation of the Seller.

3.6                                        Survival of Representations and Warranties of Buyer

All representations, warranties, statements, covenants and agreements made by the Buyer in this Agreement or in any Closing Document shall survive the Closing as follows:

(a)                                  The representations and warranties set forth in Subsections 3.2.1, 3.2.3 and Section 3.2.7 shall survive the Closing without time limit.

(b)                                 All of the other representations and warranties in any Closing Document shall survive for a period of one year from the Closing Date; and

(c)                                  All covenants and agreements of the Buyer contained in this Agreement or any Closing Document shall survive the Closing until performed or waived.

3.7                                        Limitation on Actions for Breach of Representations and Warranties

The sole remedy for any breach of representation or warranty made in this Agreement or in any other Closing Document shall be pursuant to Article 5 herein, provided that either Party may seek injunctive relief, specific performance and similar remedies in connection with any matter where such remedies are typically provided for.

ARTICLE 4
OTHER COVENANTS OF THE PARTIES

4.1                                        Conduct of Business Prior to Closing

4.1.1                                                                     Operating Principles

During the Interim Period, the Seller shall cause the Company and the Subsidiary to act as follows:

(a)                                  The Company and the Subsidiary shall use their best commercial efforts to carry on the Business with diligence and in the ordinary course and maintain satisfactory relationships with policyholders, distributors, general agents, representatives and other Persons with whom the Company and the Subsidiary have business relationships, and not make any material modification in their usual sales, accounting or management practices, except as required by Applicable Laws, the whole so as to maintain the goodwill and ongoing business of the Business;

(b)                                 Except as required by Applicable Laws and for changes which are not material required to secure the continued registration of any Benefit Plan with each applicable Governmental Authority, the Company and the Subsidiary shall not make or undertake to make any amendment or modification to the Benefit Plans without the prior written consent of the Buyer;

(c)                                  The Subsidiary shall continue to comply with its investment policies and, without limiting such obligation, no new real property (except by way of foreclosure) and no non-marketable securities or other non-marketable assets shall be acquired for the Subsidiary’s portfolio of investment assets without the prior written consent of the Buyer;

(d)                                 Except as contemplated herein, without the prior written consent of the Buyer, the Company and the Subsidiary shall not:

(i)                                     out of the ordinary course of business, introduce any change in the standard forms of the Policies, introduce any new product, make any modification in pricing practices, annuity pricing basis, premium rates or policy loan rates offered to the public (or to the spreads or margins used by the Subsidiary in establishing such practices, basis or rates) with respect to any of the Policies;

(ii)                                  out of the ordinary course of business and except for the employment agreement to be entered into between the Subsidiary and Lynn Grenier-Lew, introduce any change to the compensation or bonuses paid to distributors, representatives, general agents or otherwise modify the contractual arrangements of the Subsidiary with such Persons;

(iii)                               change any accounting method;

(iv)                              subject to Subsection 4.1.1(f) below, except in the ordinary course of business, enter into any Contract or agreement or incur or assume any liability,

                                                obligation or indebtedness (whether accrued, absolute, contingent or otherwise);

(v)                                 pledge, encumber or grant security over any of their Assets;

(vi)                              sell or purchase Assets out of the ordinary course of business;

(vii)                           enter into any insurance agreement, data processing Contract or other Contracts or agreements outside of the ordinary course of business;

(viii)                        except for the dividends approved by the Office of the Superintendent of Financial Institutions under Section 83 of the Insurance Companies Act (Canada) one of which in the amount of $4,909,000 in respect of net earnings through to December 31, 2005 was paid on June 15, 2006 and two additional dividends, one in the amount of $1,967,000 representing net earnings from January 1, 2006 through to March 31, 2006 and the other in an amount representing net earnings from April 1, 2006 through to June 30, 2006 which are expected to be paid prior to the Closing Date, subject to Governmental Authorities approvals, neither the Company nor the Subsidiary will declare or pay any additional dividend or make any other distribution in respect of any shares or securities (including the Shares) unless such dividend is disclosed in writing by the Seller to the Buyer and previously approved by the Buyer, it being understood that the dividend to be paid prior to the Closing Date for the period from April 1, 2006 to June 30, 2006 shall be limited to the net earnings for the period from January 1, 2006 to June 30, 2006 less the dividend previously paid for the period of January 1, 2006 to March 31, 2006;

(ix)                                except for: (i) the amendment to the Subsidiary’s by-laws to include private company provisions and to create Class B shares contemplated by the Specified Transactions and substantially as set out in the draft by-law amendment provided by the Seller to the Buyer on July 5, 2006, (ii) the issuance to PLIC of 30 Class B shares of the Subsidiary prior to the Closing Time as contemplated by the Specified Transactions, and (iii) the transfer by UAFC of ten percent of the issued and outstanding shares of the Company to PLIC prior to the Closing Time, as contemplated by the Specified Transactions, the Company and the Subsidiary shall not without the prior written consent of the Buyer, make any changes to their Articles or by-laws or split, combine, subdivide or reclassify their share capital or issue or authorize or propose the issuance of other shares, securities or Rights in respect or in lieu of or in substitution for shares, securities or Rights of their share capital (including the Shares) or repurchase, redeem or otherwise acquire any share, securities or Rights of their share capital (including the Shares);  Shares) or repurchase, redeem or otherwise acquire any share, securities or Rights of their share capital (including the Shares);

(x)                                   except as contemplated by the Specified Transactions, issue, deliver, sell, transfer, pledge or otherwise encumber or authorize or propose the issuance, delivery, sale, transfer, pledge or Encumbrance of shares (including the

                                                Shares), securities, Rights or enter into any agreement with respect to any of the foregoing; and

(xi)                                take any other action which would result in a breach of any representation or warranty under this Agreement;

(e)                                  The Company and the Subsidiary shall notify the Buyer promptly upon receiving notice of any pending or threatened matter (including notice of any demand, suit, proceeding, prosecution, litigation or claim) with respect to the Business and co-operate with the Buyer in responding to such matter;

(f)                                    Except as contemplated herein, without the prior written consent of the Buyer, the Company and the Subsidiary shall not surrender, modify or enter into any Contract, agreement, lease, obligation, or commitment relating to their Business, which involve the payment of more than $100,000 per year or is not terminable on 30 days’ prior notice or less, without penalty;

(g)                                 The Company and the Subsidiary shall comply in all material respects with all Applicable Laws relating to the operation of the Business;

(h)                                 The Company and the Subsidiary may in the ordinary course of the Business during the Interim Period terminate any Employee whose annual salary is less than $75,000 and hire an individual to replace any such terminated Employee or replace any Employee whose annual salary is less than $75,000 and whose employment terminates for any reason during the Interim Period so long as the terms of employment of such new individual are not materially different from those of the Employee replaced. Neither the Company nor the Subsidiary shall hire any other individual without the prior written consent of the Buyer;

(i)                                     In addition to Subsection 4.1.1(b), the Company and the Subsidiary shall not during the Interim Period, make any general or specific increase in the compensation of their Employees, officers or directors, nor grant to them any additional benefit or termination package or generally change employment conditions, except for increases required by any employment contract or normal salary increases at normal review dates in accordance with the normal policy of the Business and for the employment agreement to be entered into between the Subsidiary and Lynn Grenier-Lew, and shall use commercially reasonable efforts to maintain the services of their officers and Employees;

(j)                                     No later than three days prior to the Closing Date, the Seller shall deliver to the Buyer a copy of Schedule 3.1.19 which is accurate as at such date of delivery and which indicates which Employees are Non-Active Employees on such date. For those individuals who are Non-Active Employees at the Closing Date, the Seller shall indicate the reason for each Non-Active Employee’s absence and expected duration of such absence;

(k)                                  The Buyer shall be provided with an opportunity to consult with all Employees immediately after the execution of this Agreement and may offer to such Employees,

                                                at its own cost, additional stay-put arrangements as it may feel to be appropriate.  The Seller shall cooperate with the Buyer in arranging, immediately after the execution of this Agreement, for meetings with, and other communications to, the agents, distributors or representatives of the Company and the Subsidiary with a view to assisting the Buyer in preserving the goodwill of the Company’s and Subsidiary’s distribution system and to preserve and enhance the selling and servicing of Policies through the Closing of the transactions. The Seller shall be given notice of and shall be entitled, if it so wishes, to be present at any meeting with Employees, agents, distributors and representatives;

(l)                                     The Company and the Subsidiary shall continue to withhold Taxes from each payment made to any of their Current Employees, officers and directors.

4.2                                        Access for Investigation

4.2.1                                                                     Access

During the Interim Period, the Seller shall permit and cause the Company and the Subsidiary to permit the Buyer and its employees, agents, counsel and accountants or other representatives to have reasonable access during business hours to the Company and the Subsidiary, their properties, their Books and Records and to any other documents, information or properties related to the Business, on condition that no person given access unreasonably interferes with the ordinary conduct of the Business and provided that all arrangements for such access be made through Richard Barasch.

4.2.2                                                                     Involvement of the Buyer

The Buyer agrees that it will not, prior to the completion of the transactions contemplated by this Agreement, involve itself in any aspect of, or request that any change be made to, the operations, assets, contracts or employees of the Company, Subsidiary or the Business, unless Buyer has specifically requested permission to do so in writing addresses to Robert Waegelein of the Seller and Robert Waegelein has in writing granted such permission.

4.3                               Filings with Governmental Authorities

The Buyer shall: (a) use its best commercial efforts to obtain all approvals required by it under the Competition Act (Canada) and the Insurance Companies Act (Canada) with respect to the acquisition of the Shares exclusively; (b) as soon as practicable after the date hereof and, in any event, not later than 15 Business Days after the date hereof, make all necessary applications, filings and submissions required to obtain such regulatory approvals (including the filing of a request for an advance ruling certificate and/or a short form notification pursuant to the Competition Act (Canada), it being understood that the Seller also agrees to file a short form notification in the event that the Buyer files one); and (c) shall use its best commercial efforts to file any additional information requested in respect thereof by any Governmental Authority in a timely manner. The Seller and the Buyer will coordinate and cooperate with one another in exchanging such information and supplying such assistance as may be reasonably requested by each other in connection with the foregoing. The Buyer will provide the Seller with drafts of all such applications, filings and submissions for the Seller’s review before such filings or submissions are sent to the appropriate Governmental Authority and will give good faith consideration to any of the Seller’s or the Seller’s Counsel’s

comments or suggestions concerning such drafts. The Buyer will provide the Seller with copies of all such applications, filings and submissions filed with any Governmental Authority. The Seller may contact the relevant Governmental Authority at any time to discuss the status of the Seller’s applications, filings and submissions for such regulatory approvals and, if required by any Governmental Authority, the Buyer shall consent to such Governmental Authority discussing such matters with the Seller.

The Buyer and the Seller shall make or cause to be made all other filings and each of them shall use commercially reasonable and diligent efforts to make or cause to be made all other filings, notices or requests for approval required to be given or made to any Governmental Authority in connection with the sale and transfer of the Shares and required to satisfy the conditions precedent set forth in Article 6. Each Party shall co-operate and consult with each other in connection with and furnish to the other such information and assistance as it may reasonably request in order to prepare any filing or submission or notice to be made or given by it.  The form of any such other filing, registration or notification required to be made by any Party shall be subject to the prior approval of the other Party, which approval shall not be unreasonably withheld or delayed, except that no Party shall be obligated to share confidential or proprietary information with the other Party in connection with such filings, unless a confidentiality agreement satisfactory to both parties is executed. The Party responsible for a filing shall promptly deliver to the other Party evidence of the making of all filings, registrations and notifications. The Party responsible shall also promptly deliver to the other Party a copy of each material notice, order, opinion or other item of correspondence received by such filing Party from any Governmental Authority in respect of any such filings. The Party responsible shall communicate and discuss fully with the other Party all communications, written and oral, which the Party responsible has with any Governmental Authority.

The Parties shall promptly advise each other upon receiving any communication suggesting that there is a reasonable likelihood that any approval will not be obtained or that the receipt of such approval will be materially delayed or that material restrictions will be imposed upon such approval.

Without limitation and for greater certainty, the Seller acknowledges and undertakes to make or cause to be made all filings, notices or request for approval required to be given or made to any Governmental Authority in connection with the declaration of dividends and returns of capital by the Company or the Subsidiary and, at the Seller’s discretion, the issue of securities of the Company or the Subsidiary to PLIC or to other wholly owned U.S. insurance subsidiaries of the Seller, prior to the Closing Time.

Each party shall bear its own costs, fees, charges and expenses payable in connection with applying for and obtaining any regulatory approvals or with respect to any filing, application, notice or request for approval in accordance with this Section 4.3.  Notwithstanding the foregoing, the Buyer agrees to pay the filing fee and associated taxes payable under the Competition Act (Canada).

4.4                                        Interim Financial Statements

The Seller shall cause the Company and the Subsidiary, as promptly as practicable, and in any event within 15 days following the end of each quarter, for each quarter, commencing on December 31, 2005 and ending on Closing, to prepare and deliver to the Buyer quarterly consolidated and non-consolidated Financial Statements of the Company and the Subsidiary prepared in accordance with Generally Accepted Accounting Principles, in a form consistent with the Financial Statements of the Company and its Subsidiary as of December 31, 2005.

4.5                                        Co-operation

(a)                                  During the Interim Period, the Seller and the Buyer shall use all commercially reasonably and diligent efforts to maintain the value and goodwill of the Company and the Subsidiary, and each of the Buyer and the Seller shall use all commercially reasonable efforts to fulfill all of its requirements (but shall not be obligated to waive any Closing conditions) that will permit the Closing to be consummated and, in particular, all regulatory approvals in all jurisdictions shall be applied for and all required action such as meetings with and mailings to policyholders shall be completed on as timely basis as possible.

(b)                                 During the Interim Period, the Seller and the Buyer shall use all commercially reasonable and diligent efforts to carry out the Specified Transactions, and following the Closing Time the Buyer shall cause the Company and/or the Subsidiary to purchase or redeem all of the Class B shares of the Subsidiary held by PLIC, as contemplated in the Specified Transactions, it being understood that the purchase or redemption of such Class B shares will not in any manner result in the payment by the Buyer of any amount in excess of the amount paid up by PLIC on such shares upon their issuance nor affect the Purchase Price.

4.6                                        Disclosure

Prior to the Closing Date, the Seller shall immediately disclose in writing to the Buyer any matter inconsistent in any respect with any of the Seller’s representations or warranties contained herein.

4.7                                        Actions to Satisfy Closing Conditions

Each Party shall take all such action as is within its power to control, and shall use reasonable commercial efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all conditions set forth in Article 6 which are for the benefit of any Party. The Parties shall co-operate in exchanging such information and providing such assistance as may be reasonably required in connection with the foregoing.

4.8                                        Tax  Matters

(a)                                  The Seller shall cause the Company and the Subsidiary to file all Tax Returns that are due prior to the Closing Date and to pay any and all Taxes due in respect of such Tax Returns. The Seller shall prepare (or cause to be prepared ) all Tax Returns required to be filed on or after the Closing Date for all periods ending on, before or including the Closing Date. All such Tax Returns shall be prepared in a manner consistent with Applicable Law and prior Tax Returns of the Company and the Subsidiary, in that order. The Seller shall furnish the Buyer with a copy of any Tax Return required to be prepared by it at least 30 Business Days prior to the due date for filing such Tax Returns by the Company for the Buyer’s review and approval.  The Buyer shall execute and file such Tax Returns and pay all Taxes due with respect to such Tax Returns on or prior to the due date therefor.  The Buyer shall not, without the consent of the Seller, which consent shall not be unreasonably withheld, amend, refile or alter any Tax Return for a taxation period ending before Closing.

(b)                                 The Seller and Buyer shall jointly execute and file, on a timely basis and using a form reasonably acceptable to counsel to the Buyer and the Seller and in the prescribed form (when available), a joint election to have paragraph 56.4(3)(c) of the Income Tax Act (Canada) apply to the amount of the Purchase Price attributable to the Non-Competition Agreement and shall prepare their respective Tax Returns consistent with such joint election.  For the purposes of such joint election, the amount of the Purchase Price attributable to the Non-Competition Agreement will be consistent with the Purchase Price allocation determined in accordance with Section 2.1 (2).

(c)                                  The Buyer will cause the Subsidiary to remit to the Receiver General for Canada, in the time prescribed for such remittance, the amount required to be remitted by the Subsidiary pursuant to subsection 215(1) of the Income Tax Act (Canada) as a consequence of the application of subsection 219(5.3) of that Act.  Such amount which represents $2,515,585 shall be deducted from the Purchase Price.  Furthermore, the Seller shall, on the Closing Date, furnish the Buyer with a copy of a certificate issued under section 116 of the Income Tax Act (Canada) received by PLIC in relation to the redemption by the Company, immediately after the Closing Date, of the Class B shares owned by PLIC (the “PLIC Certificate”).  If a copy of the PLIC Certificate is not furnished to the Buyer on the Closing Date, the latter will withhold from the Purchase Price an additional amount of $5,031,871  (the “Additional Amount”).  The Additional Amount will be held in trust by an escrow agent to be agreed upon by the parties, and invested in an interest bearing account.  Until the Seller furnishes the Buyer with a copy of the PLIC Certificate, the Additional Amount, together with all accrued interest thereon, shall be held by the escrow agent.  If the Seller has provided the Buyer with a copy of the PLIC Certificate prior to the date that is one (1) year following the Closing Date, the Additional Amount with all accrued interest thereon (net of any withholding taxes) shall be remitted by the escrow agent to the Seller immediately upon the Seller providing a copy of the PLIC Certificate to the Buyer.  If the Seller has not provided the Buyer with a copy of the PLIC Certificate within one year of the Closing Date, the escrow agent shall then immediately remit the Additional Amount to the Receiver General for Canada on account of the liability of the Seller pursuant to subsections 219 (5.3) and 212(2) of the Income Tax Act (Canada) and shall pay the accrued interest (net of any withholding taxes) to the Seller.  Notwithstanding any other provision of this Agreement, the Buyer shall indemnify in full the Seller and PLIC for any Canadian Taxes payable by either the Seller or PLIC arising in respect of the Buyer’s failure to comply with this section 4.8(c).

4.9                                        Legal Proceedings

The Seller, the Company and the Subsidiary shall cause the Company and the Subsidiary to vigorously defend or cause to be defended any law suit, or other legal proceeding brought against them and challenging this Agreement or the completion of the transactions contemplated hereunder.

4.10                                 Consents and Waivers

The Seller shall use all commercially reasonable efforts (including paying such reasonable charges and fees as may be necessary) to obtain, prior to Closing and at the Seller’s expense, all consents and waivers from third parties required to ensure compliance with each of the terms of Subsection 3.1.7 and those required to sell the Shares to the Buyer, to consummate all transactions contemplated by the Agreement or the Closing Documents and to conduct the Business immediately following the Closing. The Buyer shall provide full co-operation and assistance to the Seller in its efforts to obtain such consents and waivers. If such consents and waivers cannot be obtained by Closing, the Seller and the Buyer will work together in good faith to find a commercially reasonable solution to the problem caused by the failure to obtain such consents and waivers which solution will be implemented at the Seller’s expense.

4.11                                 Change of Name of Company

At the time of Closing, the Buyer shall cause the Company and the Subsidiary to release and assign without payment of compensation of any kind as the Seller may direct any and all right, title or interest which the Company or Subsidiary may have in the word “UAFC” howsoever used including, without limitation, in any logo or design incorporating such word. As soon as practicable after the Closing Date, and in any event no later than 90 days following the Closing Date, the Buyer shall cause the Company to change its corporate name, business name, style and Internet domain address to a name, style and address that does not include the word “UAFC” or any similar word, style or reference.

4.12                                 Maintenance of Insurance

The Buyer shall be responsible for obtaining and maintaining all policies of insurance in connection with the Business from and after the Closing Time.

4.13                                 No Tax Waiver Without Seller’s Consent

The Buyer will not, except with the express written consent of the Seller, which shall not unreasonably be withheld, provide any Governmental Authority a waiver or similar document extending the period during which the Governmental Authority is entitled to issue any assessment, reassessment or other form of recognized document assessing liability for Taxes under Applicable Law in respect of any taxation period ending on, before or in which the Closing Date occurs.

4.14                        Additional Information

The Seller shall, upon written request from the Buyer, provide the Buyer with all documents and information related to any transaction between the Company or the Subsidiary, on the one hand, and the Seller or any of its non-Canadian Affiliates, on the other hand.

4.15                                 Life Reserve Adjustment

As agreed upon between the Subsidiary’s Appointed Actuary and the Buyer’s actuary, the Buyer will cause the Subsidiary to record an adjustment of its life reserve of approximately $900,000 pre tax to be posted after Closing.

4.16                                 Specified Employees

The Seller will provide to the Buyer the list of Specified Employees prior to the Closing Date which list shall be subject to the approval of the Buyer, acting reasonably.  The Seller covenants to give or cause its designate to give notice of termination to each of the Specified Employees in the manner and within the period prescribed by the Employment Standards Act, 2000, S.O. 2000, c. 41 and in particular, Section 58 thereof and the regulations thereto, with the effect and intent that their employment shall be terminated on or prior to the Closing Date and that the Seller or its designate shall be solely responsible, to the complete indemnification of the Buyer, the Company and the Subsidiary, for all obligations and liabilities of any kind or nature whatsoever to or in respect of the Specified Employees, including, without limitation, the giving of notice of termination and the payment of all amounts due to the Specified Employees, whether on account of severance or termination pay, notice in lieu thereof, claims with respect to wrongful dismissal, salary, bonuses or other compensation, employee benefits, employee source deductions and remittances or accrued and unpaid vacation pay.

4.17                                 Experience Study for Return of Premium

The experience study on the return of premium has been completed by the Subsidiary’s Appointed Actuary.  The Buyer’s actuaries have had access to the work done by the Appointed Actuary in preparation of such study and the Buyer has advised the Seller in writing that it is satisfied with the results of such study.

ARTICLE 5
INDEMNIFICATION

5.1                                        Definitions

As used in this Article 5:

“Claim” means any demand, action, suit, proceeding, claim, assessment, judgment or settlement or compromise relating thereto which result in a Loss for which there is a right to indemnification under Sections 5.2.1 or 5.3.1;

“Direct Claim” means any Claim by an Indemnified Party against an Indemnifier, which does not result from a Third Party Claim;

“Indemnifier” means any Party obligated to provide indemnification under this Agreement;

“Indemnified Party” means any Person entitled to indemnification under this Agreement;

“Indemnity Payment” means any amount of Loss required to be paid pursuant to Sections 5.2.1 or 5.3.1;

“Loss” means any and all loss, liability, damage, cost, expense, charge, fine, penalty or assessment (including reasonable legal fees) including without limitation, any Tax asserted against, imposed or incurred by an Indemnified Party or any of its Affiliates resulting from any matter for which indemnity is provided hereunder, resulting from or arising out of any Claim, and the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto and all interest, punitive damages, fines and penalties and reasonable legal fees and expenses incurred in connection therewith, including loss of profits and consequential damages excluding any Tax benefit (calculated on a Present Value Basis) that may reasonably be expected to be realized by the Indemnified Party or, if applicable, any of its Affiliates;

“Representative” means each director, officer, employee, agent, solicitor, accountant, professional advisor and other representative of an Indemnified Party;

“Third Party Claim” means any Claim asserted against an Indemnified Party or the Company or the Subsidiary, that is paid or payable to, or claimed by, any Person who is not a Party or an Affiliate of a Party.

5.2                                        Indemnification by Seller

5.2.1                                                                     Indemnity for Breach of Warranty and Covenant

Each Seller shall severally, on a pro rata basis relative to the portion of the Purchase Price received by such Seller, indemnify, defend and save harmless the Buyer and each of its Representatives on an after-Tax basis from and against any and all Loss suffered or incurred by them, as a direct or indirect result of, or arising in connection with or related in any manner whatever to:

(a)                                  Subject to Section 3.5, any misrepresentation or breach of warranty made or given by the Seller in this Agreement, in any Closing Document or in any other document delivered pursuant to this Agreement or any Closing Document.

(b)                                 Any failure by the Seller to observe or perform any covenant or obligation contained in this Agreement, any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document to be observed by it prior, on or after the Closing Date.

(c)                                  Any Taxes imposed on the Buyer, the Company or the Subsidiary as a direct consequence of the Specified Transactions.

5.2.2                                                                     Limitations on Indemnification by the Seller

(a)                                  Notwithstanding Subsection 5.2.1 or any other provision in this Agreement, the obligations of the Seller to indemnify the Buyer shall be subject to and limited by each of the following qualifications;

(i)                                     the Seller shall have no obligation to indemnify the Buyer for any Claim unless the net amount of such Claim exceeds an amount equal to $250,000;

(ii)                                  no claim(s) for indemnification shall be made until the aggregate of the net amount of all Claim(s) exceeds an amount equal to $750,000, after which the Buyer and its Representatives shall only be entitled to claim the net amount of the Claim or Claims in excess of $750,000; and

(iii)                               the maximum aggregate liability of the Seller, with respect to any Claim(s) for indemnification, shall be limited to a net amount equal to the Purchase Price,

except the foregoing qualifications do not apply to Claims arising as a consequence of a breach of a representation in 3.1.12, to Claims arising under Subsection 5.2.1(c) and to Claims relating to Section 4.16 matters with respect to Specified Employees and the Seller shall indemnify the Buyer in respect of such Claims from the first dollar claimed.

(b)                                 For the purpose of Subsection 5.2.2(a), the “net amount” of any Claim means the amount of the damages sought under the Claim under consideration, after deduction of all amounts for which the Seller is not liable pursuant to Subsection 5.2.2(c);

(c)                                  The Seller shall not be liable for any Claim if and to the extent that:

(i)                                     a provision or reserve was made in the Financial Statements for the matter to which the Claim relates or such matter was adequately mentioned in the notes to the Financial Statements or in the report of auditor of the Company or the Subsidiary relating thereto or disclosed herein;

(ii)                                  any provision or reserve for the matter to which the Claim relates made in the Financial Statements is subsequently released by the Buyer, the Company or the Subsidiary after the Closing Time, in whole or in part;

(iii)                               such Claim would not have arisen or would have been eliminated had the Company or Subsidiary not omitted or failed to make any claim, election, disclaimer or to take any other action after the Closing Time;

(iv)                              the Claim is covered by insurance as of the Closing Time, or would have been covered thereafter had the Buyer, the Company or the Subsidiary (or their respective successors or assigns) continued to maintain such insurance after the Closing Time;

(v)                                 the Claim relates to any matter resulting from any of the following occurrences taking place after the Closing Time:

(A)                              any action, omission or transaction by the Buyer or its Representatives, the Company or Subsidiary (or any of their respective directors, officers, employees or agents) in respect of such matter;

(B)                                any change in the accounting or taxation policy or practice of the Buyer, the Company or the Subsidiary related thereto; or

(C)                                any change in any Applicable Law or any increases in Taxes resulting from such change;

(vi)                              the Buyer, the Company, or Subsidiary has a right of recovery against a third party unless the Seller is subrogated to such right by the Buyer, the Company or Subsidiary, as the case may be;

(vii)                           any savings or benefits including, without limitation, any tax benefits, accrue to the Buyer, the Company or Subsidiary as a result of the Claim.

(d)                                 The Seller shall not be required to indemnify the Buyer and its Representatives more than once in respect of any matter giving rise to damages, even if such matter may be considered under more than one provision of this Agreement.

(e)                                  For the avoidance of doubt, where a Claim is excluded or reduced pursuant to any of the provisions of Subsection 5.2.2(c), the amount of such excluded Claim or the amount by which such Claim is reduced shall be taken into consideration and excluded when determining whether any of the relevant thresholds in Subsection 5.2.2(a) have been reached or exceeded.

5.3                                        Indemnification by the Buyer

5.3.1                                                                     Indemnity for Breach of Warranty and Covenant

The Buyer shall indemnify, defend and save harmless the Seller and each of the Seller’s Representatives, on an after-Tax basis, from and against any and all Loss suffered or incurred by them, as a direct or indirect result of, or arising in connection with or related in any manner whatsoever to:

(a)                                  Subject to Section 3.6, any misrepresentation or breach of any warranty made or given by the Buyer in this Agreement, in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document; or

(b)                                 Any failure by the Buyer to observe or perform any covenant or obligation contained in this Agreement, in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document to be observed or performed by it before, on or after the Closing Date;

(c)                                  From any Claim by any individual, employed or formerly employed by the Company or the Subsidiary, and any agent for actions taken by the Buyer, the Company or

                                                Subsidiary after the Closing Time in relation to events which occurred after the Closing Time.

5.3.2                                                                     Limitations on Indemnification by the Buyer

(a)                                  Notwithstanding Subsection 5.3.1 or any other provision in this Agreement, the obligations of the Buyer to indemnify the Seller shall be subject to and limited by each of the following qualifications:

(i)                                     the Buyer shall have no obligation to indemnify the Seller for any Claim unless the net amount of such claim exceeds an amount equal to $250,000;

(ii)                                  no claim(s) for indemnification shall be made until the aggregate of the net amount of all Claim(s) exceeds an amount equal to $750,000, after which the Seller and its Representatives shall only be entitled to claim the net amount of the Claim or Claims in excess of $750,000; and

(iii)                               the maximum aggregate liability of the Buyer with respect to any Claim(s) for indemnification, shall be limited to a net amount equal to the Purchase Price;

(b)                                 Subsections 5.2.2(b), (c)(vi), and (e) shall also apply, mutatis mutandis, to any Claim for indemnification by the Buyer.

5.4                                        Undertaking

The Seller and the Buyer, as the case may be, shall cooperate and consult with the Indemnifier in order to give the Indemnifier a reasonable opportunity to remedy, in the best interest of the Company and the Subsidiary and in a manner acceptable to the Indemnified Parties, acting reasonably, any breach of representation, warranty or covenant capable of being remedied before any indemnity obligation arises pursuant to Section 5.2 or 5.3.

5.5                                        Agency for Representatives

Each Indemnified Party agrees that it accepts each indemnity in favour of any of its Representatives as agent of that Representative. Each Party agrees that an Indemnified Party may enforce an indemnity in favour of any of that Party’s Representatives on behalf of that Representative.

5.6                                        Notice of Third Party Claims

If an Indemnified Party receives notice of the commencement or assertion of any Third Party Claim, the Indemnified Party shall give the Indemnifier prompt and detailed notice thereof, but in any event no later than 45 days after receipt of such notice of such Third Party Claim. Such notice to the Indemnifier shall describe the Third Party Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Loss that has been or may be sustained by the Indemnified Party.

5.7                                        Defence of Third Party Claims

(a)                                  The Indemnifier may participate in or assume the defence of any Third Party Claim by giving notice to that effect to the Indemnified Party not later than 45 days after receiving notice of that Third Party Claim (the “Notice Period”). The Indemnifier’s right to do so shall be subject to the rights of any insurer or other party who has potential liability in respect of that Third Party Claim.  The Indemnifier agrees to pay all of its own expenses of participating in or assuming such defence. The Indemnified Party shall co-operate in good faith in the defence of each Third Party Claim, even if the defence has been assumed by the Indemnifier and may participate in such defence assisted by counsel of its own choice at its own expense.  The Indemnifier shall not enter into any compromise or settlement of any Third Party Claim without obtaining the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld.  If the Indemnified Party has not received notice within the Notice Period that the Indemnifier has elected to assume the defence of such Third Party Claim, the Indemnified Party may, at its option, elect to settle or compromise the Third Party Claim or assume such defence, assisted by counsel of its own choosing and the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith and any Loss suffered or incurred by the Indemnified Party with respect to such Third Party Claim.

(b)                                 Notwithstanding Section 5.7(a), before an Indemnifier can either (i) require that the Indemnified Party or any of its Affiliates, defends a Third Party Claim, or (ii) participate in or assume the defence of any such Third Party Claim, the Indemnifier shall provide the Indemnified Party with all funds that the Indemnified Party, or any Affiliate of such Indemnified Party, is required to deposit or pay under any Applicable Law in order to contest such Third Party Claim. The funds provided by the Indemnifier, which may represent, among other amounts, all or part of the Third Party Claim, shall be provided to the Indemnified Party on an interest-free basis. If the Indemnified Party does not receive sufficient funds within the Notice Period to entitle it or any of its Affiliates to fulfill all legal prerequisites necessary to contest a Third Party Claim, the Indemnified Party or any of its Affiliates of, shall be entitled to settle the Third Party Claim and the Indemnifier shall be required to indemnify the Indemnified Party pursuant to the terms of this Agreement. To the extent that the required funds have been provided by the Indemnifier and the contestation of the Third Party Claim has resulted in the final determination by the competent authority or the court rejecting the Third Party Claim in its entirety, the Indemnified Party shall release and pay the funds received from the Indemnifier back to the Indemnifier.  To the extent that the Third Party Claim has been either wholly or partially upheld by the final determination of the competent authority or the court, the Indemnified Party shall release and pay back to the Indemnifier the amount, if any, by which the funds provided by the Indemnifier and that are described in this paragraph exceed the amount that must be paid by the Indemnified Party or any of its Affiliates, pursuant to the final determination of the Third Party Claim.  If the amount of funds that is reimbursed pursuant to the final determination of the Third Party Claim to the Indemnified Party or any of its Affiliates includes an amount of interest, the Indemnified Party shall pay to the Indemnifier an amount equal to the interest received on the funds that were paid or deposited, less an amount equal to the amount, as determined by the Indemnified Party, that the Indemnified Party or any of its Affiliates shall pay to any Regulatory Authority as Taxes on the interest.

5.8                                        Assistance for Third Party Claims

The Indemnifier and the Indemnified Party will use all reasonable efforts to make available to the Party, which is undertaking and controlling the defence of any Third Party Claim (the “Defending Party”):

(a)                                  Those employees whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and

(b)                                 All documents, records and other materials in the possession of such Party reasonably required by the Defending Party for its use in defending any Third Party Claim;

and shall otherwise cooperate with the Defending Party. The Indemnifier shall be responsible for all reasonable expenses associated with making such documents, records and materials available and for all reasonable expenses of any employees made available by the Indemnified Party to the Indemnifier hereunder, (excluding their salary and other advantages or consideration payable under their employment agreement), which expense shall not exceed the actual cost to the Indemnified Party associated with such employees.

5.9                                        Settlement of Third Party Claims

If an Indemnifier elects to assume the defence of any Third Party Claim as provided in Section 5.7(a), the Indemnifier shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defence of such Third Party Claim.  However, if the Indemnifier fails to take reasonable steps necessary to defend diligently such Third Party Claim within 45 days after receiving notice from the Indemnified Party that the Indemnified Party bona fide believes on reasonable grounds that the Indemnifier has failed to take such steps, the Indemnified Party may, at its option, elect to assume the defence of and to compromise or settle the Third Party Claim assisted by counsel of its own choice and the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith.  Without the prior written consent of the Indemnified Party, which may not be unreasonably withheld, the Indemnifier shall not enter into any compromise or settlement of any Third Party Claim, which would lead to liability or create any financial or other obligation on the part of the Indemnified Party.

5.10                                 Direct Claims

Any Direct Claim shall be asserted by giving the Indemnifier reasonably prompt written notice thereof, but in any event not later than 60 days after the Indemnified Party becomes aware of such Direct Claim. The Indemnifier shall then have a period of 45 days within which to respond in writing to such Direct Claim.  If the Indemnifier does not so respond within such 45 day period, the Indemnifier shall be deemed to have rejected such Claim, and in such event the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party.

5.11                                 Failure to Give Timely Notice

A failure to give timely notice as provided in this Article 5 shall not affect the rights or obligations of any Party except and only to the extent that, as a result of such failure, any Party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure.

5.12                                 Payment and Interest

All Losses shall bear interest at a rate per annum equal to the Prime Rate, calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from the date that the Indemnified Party disbursed funds, suffered damages or losses or incurred a loss, liability or expense in respect of a Loss, to the date of payment by the Indemnifier to the Indemnified Party.

5.13                                 Purchase Price Adjustment

The Parties agree, subject to any Applicable Law, that any amount paid pursuant to this Article shall constitute an adjustment to the final Purchase Price.

ARTICLE 6
CONDITIONS PRECEDENT

6.1                                        Buyer’s Conditions

The Buyer shall be obliged to complete the Closing only if each of the conditions precedent set out in the following Subsections of Section 6.1 have been satisfied in full at or before the Closing Time.  Notwithstanding the foregoing it is understood and agreed that the Buyer shall be obliged to complete the Closing if the failure of any such condition precedent to be satisfied occurs through actions taken or not taken by the Buyer or otherwise is caused by or in the control of the Buyer.  Each of such conditions precedent is for the exclusive benefit of the Buyer and the Buyer may waive any of them in whole or in part in writing.

6.1.1                                                                     Accuracy of Representations and Performance of Covenants

At the Closing Time, all of the representations and warranties of the Seller made in or pursuant to this Agreement shall be true and correct as if made at and as of the Closing Time, except to the extent that such representations and warranties may be affected by events or transactions expressly permitted by this Agreement with the exception, in such later case, to any withholding and remittance following dividends payments by the Company to the Seller. At the Closing Time, the Seller shall have observed or performed in all respects all of the obligations, covenants and agreements which it must perform at or before the Closing Time. The Buyer shall have received immediately prior to the Closing Time a certificate from a senior officer of the Seller certifying, to the best of such officer’s knowledge, information and belief (after due enquiry) that the conditions in this Subsection 6.1.1 have been satisfied.

6.1.2                                                                     Consents, Authorizations and Registrations

All consents, approvals, Orders and authorizations of any Person or Governmental Authority (or registrations, declarations, filings or recordings with any of them), required to give effect to the transactions provided herein or for the Closing (other than routine post-closing notifications or filings), shall have been obtained or made on or before the Closing Time.

6.1.3                                                                     No Material Adverse Effect

No Material Adverse Effect shall have occurred.

6.1.4                                                                     Litigation

No Order shall have been issued and no claim, suit, action, proceeding, litigation, arbitration or governmental proceeding including appeals and applications for review shall be pending, threatened or taken by any Person, which could be expected to have the effect to cease, enjoin, prohibit, restrict or impose limitations or conditions on the completion of the transactions contemplated hereunder or the Closing.

6.1.5                                                                     Receipt of Closing Documentation

All documentation relating to the sale and purchase of the Shares including the Closing Documents relating to the due authorization and completion of such sale and purchase and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Seller of its obligations under this Agreement shall be satisfactory to the Buyer and its counsel acting reasonably. The Buyer shall have received (i) the original complete and up-to-date minute books of the Company and the Subsidiary, (ii) a certified copy of the Seller’s, the Company’s and the Subsidiary’s Articles, by-laws and corporate resolutions authorizing the transactions contemplated by this Agreement, (iii) an incumbency certificate of the Seller, (iv) a certificate of existence for the Seller, the Company and the Subsidiary, (v) a legal opinion of counsels to the Seller (Canadian and American) as to the incorporation and existence of the Seller, the Company and the Subsidiary, as to the due execution and delivery of this Agreement by the Seller and as to the enforceability of this Agreement against the Seller, subject to usual qualifications including those set forth in Section 3.4, and on the share capital and other corporate subjects related to the Company and the Subsidiary, (vi) securities certificates in negotiable form representing the Shares issued to the Buyer, (vii) a certificate of one senior officer of the Seller certifying as to the matters set out in Subsection 6.1.1 and (viii) such other Closing Documents as the Buyer may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in form (as to certification and otherwise) and substance satisfactory to the Buyer acting reasonably.

6.1.6                                                                     Directors and officers

At the Closing Time, all non-management directors and the following officers of the Company and the Subsidiary, namely Richard A. Barasch, and Carl Cochrane, shall submit;

(a)                                  A resignation from all positions with the Company and the Subsidiary, and

(b)                                 A signed release of all claims against the Company and the Subsidiary up to the Closing Time, including claims for current unpaid remuneration and advances made to the Company and the Subsidiary.

6.1.7                                                                     Encumbrances on Shares

The Seller shall have delivered to the Buyer evidence of the release of all Encumbrances affecting the Shares, in a form satisfactory to the Buyer.

6.1.8                                                                     PennCorp Canada Marketing Inc.

The Seller shall have taken steps to dissolve PennCorp Canada Marketing Inc. without any cost, responsibility or liability for the Buyer, its directors and officers.

6.1.9                                                                     Non-Competition and Non-Solicitation Agreement

The Seller and PLIC shall have executed and delivered to the Buyer, the Company, the Subsidiary and all their Affiliates a Non-Competition and Non-Solicitation Agreement in a form satisfactory to both the Buyer and the Seller acting reasonably.

6.1.10                                                              Assignment of Domain Names

The Seller shall have executed and delivered to the Company or the Subsidiary an Assignment Domain Names Agreement, in a form satisfactory to the Buyer for the following domain names:

penncorp.ca
QApenncorp.com
pennrep.com
agent.penncorp.ca

6.1.11                                                              Transitional Services Agreement and Termination Agreement

(a)                                  An administrative and technology services agreement to be negotiated in good faith among the parties shall have been entered on terms and conditions reasonably satisfactory to the Buyer and the Seller.

(b)                                 The current services agreements entered into between the Company or the Subsidiary and the Seller or any of its Affiliates, shall have been terminated.

6.1.12                                                              Competition Act Approval

The Competition Act Approval shall have been obtained.

6.1.13                                                              Canadian Regulatory Approvals

The Minister of Finance (Canada) and the Superintendent shall have granted all necessary written approvals in respect of the consummation of all transactions contemplated by this Agreement.

6.1.14                                                              Lease

The Seller shall use its commercially reasonable efforts to obtain an Estoppel Certificates and a Non-Disturbance Agreements with respect to the Lease for the Leased Premises of Mississauga (Ontario) and Lachenaie (Quebec), in a form satisfactory to the Buyer.

6.1.15                                                              Withholding Tax

The Seller shall have provided the Buyer with a certificate issued pursuant to Section 116 of the Income Tax Act (Canada) with a certificate limit equal to the Purchase Price. If the Seller has not provided such certificate on or before the Closing Date, the Buyer shall withhold 25 % of the Purchase Price payable on Closing. Any amount withheld by the Buyer shall be held in trust by an escrow agent to be agreed upon by the parties, and invested in an interest bearing account for the benefit of the Seller. Such amount, but not the accrued interest thereon, shall be remitted to the Canada Revenue Agency on the last Business Day of the month following the month in which the Closing Date occurs or such later day that the Canada Revenue Agency has confirmed in writing remittance may be delayed until if the Buyer has not received the certificate issued pursuant to Section 116 of the Income Tax Act (Canada) and any equivalent provision of a provincial Applicable Law prior to such Business Day and all accrued interest thereon, less any applicable withholding tax, shall be released and paid to the Seller. If such certificate is received by the Buyer prior to such Business Day, such amounts, together with all accrued interest thereon, less any applicable withholding tax, shall be released and paid to the Seller.

6.1.16                                                              Payments to Tax Authorities

All Taxes that the Company and the Subsidiary withheld from payments made to their Employees, officers and directors shall have been remitted within the prescribed periods to be appropriate Governmental Authorities.

6.1.17                                                              Employees

The Seller shall have provided the Buyer, with respect to the Employees, a list of all the information stated below in a non-individually identifiable format as of the Execution Date and shall provide such information in an individually identifiable format on the Closing Date;

(a)                                  The number, status (full-time, part-time or probationary), position and salary of all Employees;

(b)                                 A list of all written employment contracts between the Company or the Subsidiary and any Employee;

(c)                                  Any bonus paid within the ordinary course of business since the end of the Company’s or the Subsidiary’s last completed financial year and all other bonuses, incentive schemes and benefits paid in the ordinary course of business to which each Employee is entitled;

(d)                                 The number of all Former Employees of the Company and the Subsidiary who are entitled to benefits from the Company or the Subsidiary and the nature of such benefits;

(e)                                  The number of all Non-Active Employees, the reason they are Non-Active Employees and the nature of any benefit to which such Non-Active Employees are entitled from the Company or the Subsidiary; and

(f)                                    Particulars of all other material terms and conditions of employment or engagement of the Employees.

At the Closing Time, all information provided in said list, with respect to the Employees, shall be true and correct and substantially the same as the list provided to the Buyer under Subsection 3.1.19, except to the extent that it may be affected by events or transactions expressly permitted by this Agreement.

6.1.18                                                              Assumption of Employment Agreements

The Seller or its designate shall have assumed, at terms and conditions satisfactory to the Buyer, the employment agreements of all Specified Employees who will remain involved with the provision of services to of the Seller based in Mississauga (Ontario), without any liability of the Company or the Subsidiary related thereto from the Closing Date.

6.1.19                                                              Employment Agreement — Lynn Grenier-Lew

The execution of an employment agreement between the Subsidiary and Lynn Grenier-Lew shall be completed before the Closing Date, with terms and conditions consistent with market practice and given her service, position and remuneration.

6.1.20                                                              Agents, Distributors and Representatives

The Seller shall have provided to the Buyer a list including the name and address of all distributors, representatives and general agents involved in the distribution of insurance products for the Subsidiary and a list of all agreements entered into by the Subsidiary with its distributors, representatives and general agents, duly certified by the president of the Seller as of the Closing Date.  At the Closing Time, all information provided in said lists, shall be true and correct.

6.1.21                                                              Overhead Expenses Agreement

An agreement (providing that the Buyer and the Subsidiary will not be financially responsible for the overhead expenses of the Subsidiary related to the activities and services performed for the Seller for a period of one year from the Closing Date, and providing that the Buyer and the Subsidiary will be financially responsible for all such costs from and after the first anniversary of the Closing Date) to be negotiated in good faith among the parties shall have been entered into on terms and conditions reasonably satisfactory to the Buyer and the Seller.

6.1.22                                                              Alicomp Agreement

An agreement to be negotiated by the parties with Alicomp for the provision of computer services shall have been entered into on terms and conditions reasonably satisfactory to the Buyer and the Seller.

6.2                                        Seller’s Conditions

The Seller shall be obliged to complete the Closing only if each of the conditions precedent set out in the following Subsections of this Section 6.2 have been satisfied in full at or before the Closing Time. Each of such conditions precedent is for the exclusive benefit of the Seller and the Seller may waive any of them in whole or in part in writing.

6.2.1                                                                     Accuracy of Representations and Performance of Covenants

At the Closing Time, all of the representations and warranties of the Buyer made in or pursuant to this Agreement shall be true and correct as if made at the Closing Time, except to the extent that such representations and warranties may be affected by events or transactions expressly permitted in this Agreement. At the Closing Time, the Buyer shall have observed or performed all of the obligations, covenants and agreements, which it must perform at or before the Closing Time. The Seller shall have received immediately prior to Closing Time a certificate from a senior officer of the Buyer certifying, to the best of such officer’s knowledge, information and belief (after due enquiry) that the conditions in this Subsection 6.2.1 have been satisfied.

6.2.2                                                                     Receipt of Closing Documentation

All documentation relating to the sale and purchase of the Shares including the Closing Documents relating to the due authorization and completion of such sale and purchase and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Buyer of its obligations under this Agreement shall be satisfactory to the Seller and its counsel, acting reasonably. The Seller shall have received a certified copy of the Buyer’s Articles, by-laws and corporate resolutions authorizing the transactions contemplated by this Agreement, an incumbency certificate of the Buyer, a certificate of existence for the Buyer, a legal opinion of counsel to the Buyer as to the incorporation and existence of the Buyer, as to the due execution and delivery of this Agreement and as to the enforceability of Section 3.4, a certificate of one senior officer of the Buyer certifying as to the matters in Subsection 6.2.1 and such other Closing Documents as the Seller may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in form (as to certification and otherwise) and substance satisfactory to the Seller acting reasonably.

6.2.3                                                                     Competition Act Approval and Investment Canada Act Notice

The Competition Act Approval and, if required, the Investment Canada Notice of approval shall have been obtained.

6.2.4                                                                     Regulatory Approvals

The Minister of Finance (Canada) and the Superintendent and the Canadian and American regulators of PLIC shall have granted all necessary written approvals in respect of the consummation of all transactions contemplated by this Agreement, including the Specified Transactions.

6.2.5                                                                     Release of Directors and Officers

The Buyer, the Company and the Subsidiary shall have executed a release agreement pursuant to which they will (i) release all directors and officers of the Company and the Subsidiary from any and all claims by the Buyer, the Company or the Subsidiary, arising from any act, matter or event that occurred at or prior to the Closing Time, except for any liability arising from fraud or willful misconduct; and (ii) indemnify and save harmless all such directors and officers of the Company and the Subsidiary from and against any demand, action, suit, proceeding, claim, assessment judgment, which result in a loss, liability, damage, cost, expense, charge, fine or penalty, suffered by them in connection with the performance of their duties as directors or officers, provided however that such directors or officers of the Company or the Subsidiary acted honestly, in good faith and in the best interest of the Company or the Subsidiary, and in the case of a criminal or administrative action or proceeding enforced by a monetary penalty provided that such directors or officers had reasonable grounds for believing that his conduct was lawful.

6.3                                        Closing

Subject to all Closing conditions set forth in Sections 6.1 and 6.2 being fulfilled or waived, the Closing shall occur on October 31, 2006 (the “Closing Date”), or on the last day of the month in which Competition Act Approval and all regulatory approvals from Governmental Authorities have been obtained.  In no event shall the Closing occur later than February 28, 2007.

In that respect, the Parties confirm that their objective is to close the transactions provided herein with effect as of October 31, 2006, except that if the Closing Date does not occur on October 31, 2006, the balance of the estimated net earnings generated by the Subsidiary from January 1, 2006 to the Closing Date calculated in the manner provided for in Section 2.1 shall include all such net earnings up to the Closing Date.

6.4                                        Failure to Satisfy Conditions

6.4.1                                                                     By the Buyer

The Buyer may, without prejudice to any other rights, terminate this Agreement by notice to the Seller if:

(a)                                  The conditions precedent provided in Section 6.1 are not satisfied or waived by the Buyer on or before the Closing Time.

(b)                                 Any of the Seller, the Company or the Subsidiary breaches this Agreement and such breach has not been corrected within five Business Days of a notice to that effect sent to the defaulting party.

(c)                                  If the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply with its obligations under this Agreement) on or before February 28, 2007.

6.4.2                                                                     By the Seller

The Seller may, without prejudice to any other rights, terminate this Agreement by notice to the Buyer if:

(a)                                  The conditions precedent provided in Section 6.2 are not satisfied or waived by the Seller on or before the Closing Time.

(b)                                 The Buyer breaches this Agreement and such breach has not been corrected within five Business Days of a notice to that effect sent to the Buyer.

(c)                                  If the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply with its obligations under this Agreement) on or before February 28, 2007.

6.4.3                                                                     By the Parties

This Agreement may be terminated at any time prior to the Closing, by the mutual written agreement of the Seller and the Buyer.

6.4.4                                                                     Effect of Termination

In the case of any termination of this Agreement pursuant to this Article 6, this Agreement shall be of no further force and effect, as specified herein, and nothing herein shall relieve any Party hereto from liability for any breach of covenants, obligations, representations and warranties of this Agreement.

ARTICLE 7
ARBITRATION

7.1                                        Arbitration

7.1.1                                                                     Choice of arbitration

Subject to Subsection 7.1.10 below, any claim arising in respect of the present Agreement, any controversy or dispute regarding the execution of the present Agreement, including its annulment, as well as any dispute with regard to the interpretation or application of the present Agreement must be submitted to arbitration to the exclusion of the courts, the whole in accordance with the procedure hereinafter established.

7.1.2                                                                     Notice to arbitrate

Any Party to the present Agreement wishing to submit a claim, conflict, dispute or disagreement (collectively a “Dispute”) to arbitration must forward to the other Party to the Dispute a written notice (hereinafter referred to as “Notice to Arbitrate”), containing a reasonably detailed description of the claim, conflict, dispute or disagreement and the nomination of an arbitrator.

7.1.3                                                                     Choice of second arbitrator

Within 10 days of the receipt of Notice to Arbitrate, the other Party involved in the Dispute shall name a second arbitrator and send a notice to this effect to the Party making the submission, the first-named arbitrator and to the second-named arbitrator; in the absence of such a notice, the first-named arbitrator shall be the sole arbitrator and Subsections 7.1.6 to 7.1.9 inclusively shall apply mutatis mutandis.

7.1.4                                                                     Choice of Third Arbitrator

The two arbitrators appointed in accordance with the above procedure shall, within ten days following the appointment of the second arbitrator, name a third arbitrator who shall be a member in good standing of the Québec Bar and will act as President of the Arbitration Committee; if the first two arbitrators fail to agree on a third arbitrator, either one or both may apply to a judge of the Superior Court of the Province of Québec, District of Montréal, to appoint the third arbitrator.

7.1.5                                                                     Choice of Single Arbitrator

In order to minimize costs, the Parties involved in any dispute may agree, in writing, to appoint a single arbitrator in which event a notice of such appointment shall be sent to the arbitrator in question; Subsections 7.1.6 to 7.1.9 inclusively shall apply mutatis mutandis to such sole arbitrator.

7.1.6                                                                     Hearing and award

The hearing shall be held in Montréal. The date of hearing must be held, to the extent possible, within 60 days of the appointment of the third arbitrator. The award of the board of arbitrators must be rendered in writing and, to the extent possible, served to the parties within 90 days following the hearing. Any such award (including with respect to the payment of fees and disbursements related to the arbitration) which is rendered shall be final, binding and without appeal, and shall become executory as a judgment against the parties upon homologation.

7.1.7                                                                     Procedure and evidence

Notice shall be given by the arbitrators, in writing, of the time and place of any hearings except where such hearings are adjourned by the arbitrators in the presence of both of the Parties hereto. In the conduct of the hearing and particularly in the taking of testimony or other evidence in the course thereof, the arbitrators shall be bound by the rules of law applying to the competence, relevance and materiality of witnesses and testimony in the courts of the Province of Québec and the rules of procedure set out in the Code of Civil Procedure of Québec. The arbitrators shall have full power and authority to permit, before or during any hearing, any amendment to the arbitration submission requested by the parties so submitting as well as any cross-demand by the other Party or Parties.

7.1.8                                                                     Replacement of arbitrators

In the event that one or more of such arbitrators resigns, refuses to act, withdraws, dies or otherwise becomes unable to fulfill the duties imposed upon him, then his place shall be filled by the Party originally naming him or if named by the other arbitrators, his place shall be filled by an appointment made by them; if no replacement has been named within 15 days following the date upon which the parties were advised of such failure to act, the vacancy may be filled by a judgment of the Superior Court of the Province of Québec, District of Montréal, upon motion by one of the parties.

7.1.9                                                                     Suppletive provisions

The Parties to these presents agree that the provisions presently in effect of the Code of Civil Procedure of Québec shall receive suppletive application to any arbitration proceeding undertaken or held by virtue of the present agreement. In the event of a contradiction between the provisions of this Article 7 and the provisions of the aforementioned sections of the Code of Civil Procedure of Québec, the provisions of this Article 7 shall have precedence.

7.1.10                                                              Exceptions to arbitration

Notwithstanding the provisions of this Article 7, any Party shall be entitled to commence procedures in a court of law in order to obtain an injunction, constraining order or other mandatory relief available to the Party under any law and from any Court.

7.1.11                                                              Language

English shall be the language of the arbitration.

ARTICLE 8
GENERAL

8.1                                        Expenses

Except as otherwise set out herein, each Party shall pay and assume all expenses it incurs in authorizing, preparing, executing and performing this Agreement and the transactions contemplated hereunder or related thereto, including the expenses related to due diligence review, whether or not the Closing occurs, including all fees and expenses of its legal counsels, bankers, investment bankers, brokers, accountants or other representatives or consultants.

8.2                                        Time

Time is of the essence of each provision of this Agreement.

8.3                                        Notices

Any notice, demand or other communication (in this Section, a “notice”) required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if:

(a)                                  Delivered in person during normal business hours on a Business Day and left with the receptionist or other responsible employee of the relevant Party at the applicable address set forth below;

(b)                                 Sent by any electronic means of sending messages, including facsimile transmission, which produces a paper record (“Transmission”), during normal business hours on a Business Day;

and, in the case of a notice to the Seller, addressed to each Seller at:

UNIVERSAL AMERICAN FINANCIAL CORP.

c/o McCarthy Tétrault LLP

Box 48, Suite 4700

Toronto Dominion Bank Tower

Toronto (Ontario) M5K 1E6

Attention:              Nancy J. Carroll

Fax No.:  (416) 868-0673

with a copy to:

UNIVERSAL AMERICAN FINANCIAL CORP.

Six International Drive

Rye Brook, New York

10573-1068

U.S.A.

Attention:              Robert Waegelein

Fax No.: (914) 934-2949

PENNSYLVANIA LIFE INSURANCE COMPANY

c/o McCarthy Tétrault LLP

Box 48, Suite 4700

Toronto Dominion Bank Tower

Toronto (Ontario) M5K 1E6

Attention:              Nancy J. Carroll

Fax No.:  (416) 868-0673

with a copy to:

PENNSYLVANIA LIFE INSURANCE COMPANY

Six International Drive

Rye Brook, New York

10573-1068

U.S.A.

Attention:              Robert Waegelein

and for the purposes of Section 1.10, addressed to:

UNIVERSAL AMERICAN FINANCIAL CORP.

c/o McCarthy Tétrault LLP

Suite 2500

1000 de la Gauchetière Street West

Montreal, QC H3B 0A2

Attention:              Sonia Struthers

Fax No.: (514) 875-6246

with a copy to:

UNIVERSAL AMERICAN FINANCIAL CORP.

Six International Drive

Rye Brook, New York

10573-1068

U.S.A.

Attention:              Robert Waegelein

Fax No.: (914) 934-2949

PENNSYLVANIA LIFE INSURANCE COMPANY

c/o McCarthy Tétrault LLP

Suite 2500

1000 de la Gauchetière Street West

Montreal, QC H3B 0A2

Attention:              Sonia Struthers

Fax No.: (514) 875-6246

with a copy to:

PENNSYLVANIA LIFE INSURANCE COMPANY

Six International Drive

Rye Brook, New York

10573-1068

U.S.A.

Attention:              Robert Waegelein

Fax No.: (914) 934-2949

and, in the case of a notice to the Buyer, addressed each Buyer at their respective address at:

LA CAPITALE ASSUREUR DE L’ADMINISTRATION PUBLIQUE INC.

625, St-Amable Street

Quebec, QC  G1R 2G5

Attention:              Robert St-Denis

Fax No.:  (418) 641-4313

GMF ASSURANCES S.A.

76, rue de Prony

750, Paris, France

Attention:              Patrice Forget

Fax No.:  011 33 1 53 10 62 41

with a copy to:

JOLI-COEUR LACASSE GEOFFRION JETTÉ ST-PIEERE

1134, chemin St-Louis, Bureau 600

Quebec, QC  G1S 1E5

Attention:              Sandra Giguere

Fax: (418) 681-7100

Each notice sent in accordance with this Section shall be deemed to have been received:

(a)                                  In the case of personal delivery, if delivered before 5:00 p.m., on the day it was delivered; otherwise, on the first Business Day thereafter.

(b)                                 On the same day that it was sent by Transmission or on the first Business Day thereafter if this day on which it was sent was not a Business Day or it was not sent during normal business hours.

Any Party may change its address for notice by giving notice to the other Parties.

8.4                                        Public Announcements

Upon execution of the Agreement, the Parties agree that they will be authorized to make public announcement, news releases, public statements and other disclosures as long as such communications has received the prior written consent and approval of the other Party, provided that any Party hereto may, without such consent, make such disclosure to its professional advisors and bankers and may also make such disclosure to obtain any consent or approval required hereunder or if said disclosure is required, by any securities commission or Regulatory Authority. Subject to the foregoing, the parties hereto agree to issue jointly a news release with respect to the transactions contemplated herein as soon as practicable following the execution of this Agreement and following the Closing. Thereafter (after Closing) only the Buyer will be permitted to make public statements and other similar news releases with respect to the Company and the Subsidiary.

8.5                                        Assignment

Except as provided in Subsection 1.16, no Party hereto may assign its rights hereunder without the prior written consent of the other Party hereto. This Agreement and the transactions contemplated hereunder shall be binding upon and shall enure to the benefit of the Parties hereto and their respective successors and permitted assigns.

8.6                                        Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement and such void or unenforceable provision shall be severable from this Agreement.

8.7                                        Counterparts; Facsimile Signatures

This Agreement may be executed in any number of counterparts.  Each executed counterpart shall be conclusively deemed to be an original. All executed counterparts taken together shall constitute one agreement. A facsimile transmission of this Agreement bearing a signature on behalf of a party hereto shall be legal and binding on such party.

8.8                                        Further Assurances

Each of the Parties hereto agrees that each will promptly furnish to the others such further documents and take or cause to be taken such further actions as may reasonably be required in order to give effect to this Agreement and carry out the transactions contemplated hereunder. Each party hereto agrees to execute and deliver such instruments and documents as the other Parties hereto may reasonably require in order to carry out the intent of this Agreement.

8.9                                        Language

The Parties have expressly required that this Agreement and all documents and notices relating hereto be drafted in English.  Les parties aux présentes ont expressément exigé que la présente convention et tous les documents et avis qui y sont afférents soient rédigés en anglais.

IN WITNESS WHEREOF each of the Parties hereto has caused this Agreement to be executed as of the first date above mentioned.

UNIVERSAL AMERICAN FINANCIAL CORP.

By:	/s/ Richard A. Barasch
Richard A. Barasch
Chairman and Chief Executive Officer

By:	/s/ Robert A. Waegelein
Robert A. Waegelein
Executive Vice-President and
Chief Financial Officer

PENNSYLVANIA LIFE INSURANCE COMPANY

By:	/s/ Richard A. Barasch
Richard A. Barasch
Chairman

By:	/s/ Robert A. Waegelein
Robert A. Waegelein
Executive Vice-President

LA CAPITALE ASSUREUR DE L’ADMINISTRATION PUBLIQUE INC.

By:	/s/ Jean-Yves Dupéré
Jean-Yves Dupéré
Chairman of the Board

By:	/s/ Robert St-Denis
Robert St-Denis
President and Chief Operating Officer

GMF ASSURANCES S.A.

By:	/s/ Jean-Yves Dupéré
Jean-Yves Dupéré

By:	/s/ Robert St-Denis
Robert St-Denis